Exhibit 10.3

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW

PIGGYBACK AGREEMENT FOR LANDFILL GAS PURCHASES
THIS PIGGYBACK AGREEMENT (the “Agreement”), dated May 2, 2023 (the “Execution Date”), is entered into by and between Polk County (the “Seller”), a political subdivision of the State of Florida, situated at 330 W. Church Street, Bartow, Florida 33830, and Polk County RNG LLC (the “Buyer”), a Delaware limited liability company, situated at 1 North Lexington Avenue, White Plains, NY 10601, and whose Federal Employer Identification Number is 92-3483962.
WHEREAS, the Seller’s Procurement Ordinance and Procurement Procedures permit it to enter into piggyback purchasing agreements; and
WHEREAS, the Buyer has contracted with the New River Solid Waste Association to provide renewable natural gas purchasing services pursuant to that certain Landfill Gas Purchase Agreement dated as of October 5, 2020 (as amended by First Amendment To Landfill Gas Purchase Agreement dated August 23, 2021, the “New River Agreement”) which those parties entered into upon the New River Solid Waste Association’s award of RFP 18-01 to Buyer to purchase renewable natural gas; and
WHEREAS, the Seller and the Buyer have determined that the New River Agreement is an acceptable agreement upon which the Seller and the Buyer will establish a piggyback agreement; and
WHEREAS, the Seller owns and operates the Polk County North Central Landfill located at 7425 De Castro Road in Winter Haven, Florida (the “Polk County Landfill”), and
WHEREAS, the Seller desires to sell the gas produced from the decomposition of refuse and other solid wastes collected at the Polk County Landfill for beneficial use and, accordingly, requires the services of a vendor who can develop, construct, own and operate a RNG Facility at the Polk County Landfill for purposes of converting Landfill Gas to Renewable Natural Gas, as further described herein; and
WHEREAS, the Seller anticipates entering into a Site Lease with Buyer, pursuant to which Buyer would have the right to develop, construct, own and operate the RNG Facility at the Polk County Landfill intended to convert Landfill Gas to Renewable Natural Gas, as further described herein; and
WHEREAS, the Seller wishes to sell all Landfill Gas, and the Buyer wishes to buy from the Seller all Landfill Gas delivered to the Buyer at the Point of Delivery for the purpose of converting the Landfill Gas to Renewable Natural Gas in the RNG Facility and selling the Renewable Natural Gas for beneficial use, all on and subject to the terms and conditions herein.
NOW, THEREFORE, in consideration of the promises contained herein, the parties hereby agree, as follows:
1.Recitals. The above stated recitals are true and correct. Capitalized terms used herein shall have the meaning ascribed in the New River Agreement, unless otherwise defined herein.

2.Terms and Conditions: Conflict. Except as otherwise provided herein, the New River Agreement, as in effect on the Execution Date, shall form the basis of this Agreement and is hereby incorporated by reference into and made a part of this Agreement, mutatis mutandis, as if the New River Agreement were set forth in full in this Agreement; provided, however’.
(a)all references to “New River Solid Waste Association,” “a Florida municipal corporation,” or “a Florida association of municipal subdivisions” in the New River Agreement shall be replaced with, respectively, “Polk County” and “a political subdivision of the State of Florida,” and all references to “Seller” in the New River Agreement shall be deemed to mean Polk County, a political subdivision of the State of Florida;
(b)all references to “New River RNG LLC” or “a Delaware limited liability company” in the New River Agreement shall be replaced with, respectively, “Polk County RNG LLC” and “a Delaware limited liability company,” and all references to “Buyer” in the New River Agreement shall be deemed to mean Polk County RNG LLC, a Delaware limited liability company;
(c)all references to “Landfill,” “New River Regional Landfill,” or “24276 NE 157th Street, Raiford, Union County, Florida” in the New River Agreement shall be replaced with and deemed to mean the Polk County North Central Landfill located at 7425 De Castro Road in Winter Haven, Florida, and the word “municipal” in the definition of “Landfill” in the New River Agreement shall be removed;
(d)the definition of “Letter of Financial Support” in the New River Agreement shall be deleted in its entirety;
(e)the definition of “PGS” in the New River Agreement shall be deleted in its entirety and replaced with:
“ “Utility” means the natural gas utility, whether local distribution company or interstate pipeline, to which the RNG Facility is interconnected for the delivery of Renewable Natural Gas to third parties.”;
(f)all references to “PGS” in the New River Agreement shall be replaced with “Utility”;
(g)the definition of “TruStar” in the New River Agreement shall be deleted in its entirety and replaced with:
“ “OFSS” shall mean OPAL Fuels Station Services LLC f/k/a TruStar Energy LLC.”;
(h)all references to “TruStar” in the New River Agreement shall be replaced with “OFSS”; and
(i)all references to “October 5, 2020” or the date of the New River Agreement shall be replaced with and deemed to mean the Execution Date.
A true and correct copy of the New River Agreement is attached hereto as Attachment “1”. If any provision of this Agreement conflicts with any provision of the New River Agreement, then the provisions of this Agreement shall control. In the event that, at any time, the New River Agreement is amended or modified, then Buyer and Seller shall confer regarding similar amendments or modifications to be made to this Agreement, as applicable.
3.Exhibits. Exhibits A, A-l, B and C to the New River Agreement are hereby deleted in their entirety and will be replaced with documents depicting and describing a (i) Site Plan, (ii) Point of Delivery, (iii) RNG Facility, and (iv) Technical Interconnection between the RNG Facility and the Collection System, all of which are unique to the Polk County North Central Landfill, and the final form of which will be mutually agreed upon by Buyer and Seller no later than sixty (60) days following the execution of this Agreement via a written amendment hereto.
4.Supplemental Terms and Conditions. The following provisions of the New River Agreement are hereby modified as follows:
A.Preliminary Statements. The second and third paragraphs of the Preliminary Statements of the New River Agreement are deleted in their entirety.
B.Definitions. Section 1.1 of the New River Agreement is hereby revised to amend and replace the following definitions with the following:
“ “Effective Date” means the first Business Day after the date that (a) this Agreement, the Parent Guaranty, and the Site Lease have been fully executed and delivered and are in full force and effect, and (b) Exhibits A, A-l, B and C are mutually agreed upon by Buyer and Seller and attached to this Agreement; as notified by Seller to Buyer.”
“ “Excess Gas” means Landfill Gas in excess of the Required Gas.”
“ “Guarantor” means OPAL Fuels LLC, a Delaware limited liability company.”
“ “Unusual Weather Events” means weather conditions at the Site which fall outside of the most recent ten (10) year historical mean plus two standard deviations using National Oceanic Atmospheric Administration weather data from a reporting station located at or around Winter Haven, Florida.”
C.Interpretation. Section 1.2 of the New River Agreement is hereby revised to add the following subsection (k):
“(k) The term “immediate” when used in this Agreement shall mean as soon as possible, but in no event longer than 24 hours.”
D.Section 3.3 of the New River Agreement is hereby revised and restated in its entirety as follows:
“3.3 Disposal of Condensate. Buyer may deliver condensate from the RNG Facility to Seller at a location at the Landfill to be agreed by the Parties prior to commencement of any construction activities at the Site (such location, the “Condensate Acceptance Point”). Buyer shall install at its expense a flange to facilitate such delivery at the Condensate Acceptance Point. Seller shall accept only condensate that conforms to the Condensate Specifications and Seller’s permitting and regulatory requirements. Independent of the Toxicity Characteristic Leaching Procedure (TCLP) tests to be performed by the Buyer, Seller shall have the right to collect and test samples of condensate from the RNG Facility to confirm compliance with the Condensate Specifications and above stated requirements. Seller shall dispose of all acceptable condensate delivered to the Condensate Acceptance Point in accordance with Applicable Laws and Regulations. Buyer, at its own expense, shall dispose of all industrial wastewater, Hazardous Materials and other contaminants and non-acceptable condensate generated from or in connection with the RNG Facility in a properly licensed facility in accordance with Applicable Law. If, as a result of taking Buyer’s condensate, Seller is required to make any additional payment, obtain additional Permits, or conduct additional testing in excess of such payment, testing or Permits as Seller is required to make, obtain, or conduct in connection with the disposal of its own leachate or condensate, then, at Seller’s request, Buyer shall promptly reimburse Seller for such additional payments made and the reasonable, documented, incremental out-of-pocket costs of obtaining such additional Permit(s) or conducting such additional testing.”
E.The following sentence is hereby added to the end of Section 3.4 of the New River Agreement:
“The RNG Facility shall have an uptime of a minimum of 95%.”
F.The first sentence of Section 4.1(b) of the New River Agreement is hereby revised and restated in its entirety as follows:
“All applications prepared by or for Buyer (including supporting materials) for the Facility Permits shall be provided to Seller for review no less than five (5) days prior to submission to the applicable Governmental Authority.”
G.The following sentence is hereby added to the end of Section 4.2 of the New River Agreement:
“Seller may request the use of specific equipment and components manufactured/brands if doing so provides integration with Seller’s current equipment.”
H.The final sentence of Section 4.3 of the New River Agreement is hereby revised to reduce the ten (10) day period related to submission of the Remedial Action Plan to five (5) days.
I.Section 4.4 of the New River Agreement is hereby revised as follows:
(a)the first sentence of Section 4.4(a) is deleted in its entirety and replaced with the following:
“Each of the RNG Sale Agreement Milestone, the RINs Monetization Agreement Milestone and the Interconnection Agreement Milestone shall be achieved no later than three hundred sixty five (365) days following the Execution Date (the “First Milestone Date”), as such date may be extended as provided in Section 4.3.”;
(b)the first sentence of Section 4.4(b) is deleted in its entirety and replaced with the following:
“Unless extended as provided in Section 4.3, the Procurement Contract Milestone shall be achieved no later than one hundred twenty (120) days following the Execution Date (the “Procurement Contract Milestone Date”).”;
(c)the first sentence of Section 4.4(c) is deleted in its entirety and replaced with the following:
“Unless extended as provided in Section 4.3, the Construction Commencement Milestone shall be achieved no later than two hundred forty (240) days following the Procurement Contract Milestone Date (the “Construction Milestone Date”).”; and
(d)the first sentence of Section 4.4(d) is deleted in its entirety and replaced with the following:
“Buyer shall achieve the Commercial Operation Date, as may be extended as provided in Section 4.3, for the RNG Facility by September 1,2024 (the “Guaranteed Commercial Operation Date” or “GCOD”).”
A.Section 4.5 of the New River Agreement is hereby revised and restated in its entirety as follows:

“4.5 (Intentionally Omitted.)”
B.The following sentence is hereby added to the end of Section 4.13 of the New River Agreement:
“Buyer shall perform a TCLP test on the aqueous phase of the condensate to ensure it is acceptable to be introduced in Seller’s Leachate Collection Systems.”
C.Section 6.4 of the New River Agreement is hereby revised and restated in its entirety as follows:
“6.4 Royalty Payment. [***].”
D.Section 7.1 of the New River Agreement is hereby revised and restated in its entirety as follows:
“7.1 Term. This Agreement is effective as of the date hereof; provided that, notwithstanding anything herein, (a) without the written consent of Seller, Buyer nor any subcontractor or agent of Buyer may not enter upon or occupy or undertake any activities at the Landfill, including the Site, prior to the Effective Date, (b) for the avoidance of doubt, no physical activities at the Landfill (including the Site) in connection with the RNG Facility or this Agreement may commence until the Effective Date, and (c) until the Effective Date, Seller shall have no obligation to reserve, deliver or sell Landfill Gas to Buyer. Unless earlier terminated as provided herein, this Agreement shall continue until the expiration of April 26, 2042 (the “Initial Term”). If the Site Lease is extended for not less than a corresponding period in accordance with its terms or otherwise by agreement between the Lessee and Seller, Buyer, by notice to Seller delivered not less than two years prior to the expiration of the Initial Term, may propose to extend the term by an additional five years, in which case, Buyer and Seller shall meet to discuss the terms of such extended term. If Buyer fails to deliver timely notice of a proposed extension or if the Parties do not agree to extend the Term within one hundred twenty (120) days of delivery to Seller of Buyer’s notice, then this Agreement shall expire at the end of the Initial Term. Notwithstanding the foregoing or anything herein, but without limitation of Section 10, this Agreement shall terminate as of the earlier of (x) simultaneously with the termination or expiration of the Site Lease for any reason, and (y) at such time as Buyer (or a permitted assignee of Buyer) is not the RNG Facility Operator.”
E.Section 7.2(a)(i) of the New River Agreement is hereby revised by deleting the following from such subsection: “(A)” and “and (B) the Letter of Financial Support has not been delivered”.
F.For purposes of Section 8.2(a) of the New River Agreement, all obligations for each Party to test its meters shall also include the obligation to calibrate said meters. All tests and calibrations required under Section 8.2(a) or otherwise must be performed by a certified third party.
G.Insurance. Section 12.5 of the New River Agreement is hereby revised and restated in its entirety as follows:
“The Buyer shall maintain at all times the following minimum levels of insurance and shall, without in any way altering its liability, obtain, pay for and maintain insurance for the coverage and amounts of coverage not less than those set forth below. The Buyer shall provide the Seller original Certificates of Insurance satisfactory to the Seller to evidence such coverage before any work commences.
The Seller shall be named as an additional insured on General, Automobile Liability, and Environmental Liability policies. All policies shall contain a waiver of subrogation in favor of Polk County. The commercial General Liability Policy shall (by endorsement if necessary) provide contractual liability coverage for the contractual indemnity stated in Section 10, above. All insurance coverage shall be written with a company having an A.M. Best rating of at least the “A” category and size category of VIII. The Buyer’s self-insured retention or deductible per line of coverage shall not exceed $25,000 without the permission of the Seller. In the event of any failure by the Buyer to comply with the provisions of this Section 11, the Seller may, at its option, upon notice to the Buyer suspend Buyer’s performance of the Services for cause until there is full compliance. Alternatively, the Seller may purchase such insurance at the Buyer’s expense, provided that the Seller shall have no obligation to do so and if the Seller shall do so, the Buyer shall not be relieved of or excused from the obligation to obtain and maintain such insurance amounts and coverage.
Comprehensive Automobile Liability Insurance. $1,000,000.00 combined single limit of liability for bodily injuries, death and property damage resulting from any one occurrence, including all owned, hired, and non-owned vehicles. This coverage shall be primary over any other available insurance.
Commercial General Liability. $2,000,000.00 combined single limit of liability for bodily injuries, death and property damage, and personal injury resulting from any one occurrence, including the following coverages:
Premises and Operations:
Broad Form Commercial General Liability Endorsement to include Blanket Contractual liability (specifically covering, but not limited to, the contractual obligations assumed by the Firm); Personal Injury (with employment and contractual exclusions deleted); and Broad Form Property Damage coverage.
Independent Contractors:
Delete Exclusion relative to collapse, explosion and underground; Property Damage Hazards; Cross Liability Endorsement; and Contractual liability (specifically covering, but not limited to, the contractual obligations assumed by the Firm)
Workers Compensation. The Buyer shall provide, pay for, and maintain workers compensation insurance on all employees, its agents or subcontractors as required by Florida Statutes.
Environmental Liability Insurance. The Buyer shall provide $2,000,000.00 per occurrence.”
H.Notwithstanding anything to the contrary contained in Section 12 of the New River Agreement, by entering into this Agreement, Seller is in no manner waiving its rights of sovereign immunity or otherwise consenting to increase the limits of liability set forth in Section 768.28, Florida Statutes. Any indemnification obligation of Seller contained in this Agreement shall be strictly limited to such statutory amounts.
I.The first sentence of Section 13.1(a) of the New River Agreement is hereby revised to clarify that the Seller, Polk County, is a political subdivision of the State of Florida.
J.The addresses set forth in Section 15.1 of the New River Agreement are hereby revised as follows:
“TO SELLER:    Polk County Waste & Recycling Division
Attention: Waste & Recycling Director 10 Environmental Loop South Winter Haven, FL, 33880

TO BUYER:    Polk County RNG LLC
Attention: General Manager
1 North Lexington Avenue White Plains, NY 10601”
K.Section 15.4(a) of the Agreement is hereby revised and replaced in its entirety as follows:
“(a) Governing Law/Venue/Attorneys’ Fees. The Parties acknowledge that this Agreement is being executed in Polk County, Florida. This Agreement and any provisions contained herein shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law principles.
Seller and Buyer each consent to the exclusive jurisdiction of, and the laying of venue in the courts of the State of Florida in Polk County, Florida, or, if such court refuses jurisdiction, the United States District Court for the Middle District of the State of Florida, located in Hillsborough County, Florida (Tampa Division). The Parties each hereby irrevocably waives its rights to request a trial by jury with respect to any matter or proceeding arising hereunder. In connection with any dispute or litigation arising out of, or relating to this Agreement, each party shall be responsible for its own legal and attorneys’ fees, costs and expenses, including attorneys’ fees, costs, and expenses incurred for any appellate or bankruptcy proceedings.”
5.Additional Provisions. The following provisions, while not appearing in the New River Agreement, are hereby added to this Agreement:
A.Public Records Law.
(a)The Buyer acknowledges the Seller’s obligations under Article I, Section 24, of the Florida Constitution and under Chapter 119, Florida Statutes, to release public records to members of the public upon request and comply in the handling of the materials created under this Agreement. The Buyer further acknowledges that the constitutional and statutory provisions control over the terms of this Agreement. In association with its performance pursuant to this Agreement, the Buyer shall not release or otherwise disclose the content of any documents or information that is specifically exempt from disclosure pursuant to all applicable laws.
(b)Without in any manner limiting the generality of the foregoing, to the extent applicable, the Buyer acknowledges its obligations to comply with Section 119.0701, Florida Statutes, with regard to public records, and shall;
(1)keep and maintain public records required by the Seller to perform the services required under this Agreement;
(2)upon request from the Seller’s Custodian of Public Records or his/her designee, provide the Seller with a copy of the requested records or allow the records to be inspected or copied within a reasonable time at a cost that does not exceed the cost provided in Chapter 119, Florida Statutes, or as otherwise provided by law;
(3)ensure that public records that are exempt or confidential and exempt from public records disclosure requirements are not disclosed except as authorized by law for the duration of the term of this Agreement and following completion of this Agreement if the Buyer does not transfer the records to the Seller; and
(4)upon completion of this Agreement, transfer, at no cost, to the Seller all public records in possession of the Buyer or keep and maintain public records required by the Seller to perform the service. If the Buyer transfers all public records to the Seller upon completion of this Agreement, the Buyer shall destroy any duplicate public records that are exempt or confidential and exempt from public records disclosure requirements. If the Buyer keeps and maintains public records upon completion of this Agreement, the Buyer shall meet all applicable requirements for retaining public records. All records stored electronically must be provided to the Seller, upon request from the Seller’s Custodian of Public Records, in a format that is compatible with the information technology systems of the Seller.
(c)IF THE BUYER HAS QUESTIONS REGARDING THE APPLICATION OF CHAPTER 119, FLORIDA STATUTES, TO THE BUYER’S DUTY TO PROVIDE PUBLIC RECORDS RELATING TO THIS AGREEMENT, CONTACT THE SELLER’S CUSTODIAN OF PUBLIC RECORDS AT:
RECORDS MANAGEMENT LIAISON OFFICER
POLK COUNTY
330 WEST CHURCH ST.
BARTOW, FL 33830
TELEPHONE: [***]
EMAIL: [***]
B.Scrutinized Companies and Business Operations Certification: Termination.
A.    Certification(s).
(i)By its execution of this Agreement, the Buyer hereby certifies to the Seller that the Buyer is not on the Scrutinized Companies that Boycott Israel List, created pursuant to Section 215.4725, Florida Statutes, nor is the Buyer engaged in a boycott of Israel, nor was the Buyer on such List or engaged in such a boycott at the time it submitted its bid, proposal, quote, or other form of offer, as applicable, to the Seller with respect to this Agreement.
(ii)Additionally, if the value of the goods or services acquired under this Agreement are greater than or equal to One Million Dollars ($ 1,000,000), then the Buyer further certifies to the Seller as follows:
(a)    the Buyer is not on the Scrutinized Companies with Activities in Sudan List, created pursuant to Section 215.473, Florida Statutes; and
(b)    the Buyer is not on the Scrutinized Companies with Activities in the Iran Petroleum Energy Sector List, created pursuant to Section 215.473, Florida Statutes; and
(c)    the Buyer is not engaged in business operations (as that term is defined in Florida Statutes, Section 287.135) in Cuba or Syria; and
(d)    the Buyer was not on any of the Lists referenced in this subsection A(ii), nor engaged in business operations in Cuba or Syria when it submitted its proposal to the Seller concerning the subject of this Agreement.
(iii)The Buyer hereby acknowledges that it is fully aware of the penalties that may be imposed upon the Buyer for submitting a false certification to the Seller regarding the foregoing matters.
B.    Termination. In addition to any other termination rights stated herein, the Seller may immediately terminate this Agreement upon the occurrence of any of the following events:

(i)the Buyer is found to have submitted a false certification to the Seller with respect to any of the matters set forth in subsection A(i) above, or the Buyer is found to have been placed on the Scrutinized Companies that Boycott Israel List or is engaged in a boycott of Israel; or
(ii)the Buyer is found to have submitted a false certification to the Seller with respect to any of the matters set forth in subsection A(ii) above, or the Buyer is found to have been placed on the Scrutinized Companies with Activities in Sudan List, or the Scrutinized Companies with Activities in the Iran Petroleum Energy Sector List, or has been engaged in business operations in Cuba or Syria, and the value of the goods or services acquired under this Agreement are greater than or equal to One Million Dollars ($1,000,000).
C.    Public Entity Crimes. Buyer understands and acknowledges that this Agreement will be voidable by the Seller in the event the conditions stated in Florida Statutes, Section 287.133 relating to conviction for a public entity crime apply to Buyer.
D.    Unauthorized Alien(s).
Buyer shall not employ or utilize unauthorized aliens in the performance of the Services provided pursuant to this Agreement. The Seller shall consider the employment or utilization of unauthorized aliens a violation of Section 274A of the Immigration and Naturalization Act (8 U.S.C. 1324a) and a cause for the Seller’s unilateral termination of this Agreement. When delivering executed counterparts of this Agreement to the Seller, Buyer shall also deliver a completed and executed counterpart of the attached “AFFIDAVIT CERTIFICATION IMMIGRATION LAWS” form.
E.    Employment Eligibility Verification (E-VERIFY)
A.    Unless otherwise defined herein, terms used in this Section which are defined in Section 448.095, Florida Statutes, as may be amended from time to time, shall have the meaning ascribed in said statute.
B.    Pursuant to Section 448.095(2)(a), Florida Statutes, effective January 1, 2021, public employers, contractors and subcontractors shall register with and use the E- verify system in order to verify the work authorization status of all newly hired employees. The Buyer acknowledges and agrees that use of the U.S. Department of Homeland Security’s E-Verify System and compliance with all other terms of this Certification and Section 448.095, Fla. Stat., is an express condition of this Agreement, and the Seller may treat a failure to comply as a material breach of this Agreement.
C.    By entering into this Agreement, the Buyer becomes obligated to comply with the provisions of Section 448.095, Fla. Stat., “Employment Eligibility,” as amended from time to time. This includes but is not limited to utilization of the E-Verify System to verify the work authorization status of all newly hired employees, and requiring all subcontractors to provide an affidavit attesting that the subcontractor does not employ, contract with, or subcontract with, an unauthorized alien. The Buyer shall maintain a copy of such affidavit for the duration of the contract. Failure to comply will lead to termination of this Agreement, or if a subcontractor knowingly violates the statute or Section 448.09(1), Fla. Stat., the subcontract must be terminated immediately. Any challenge to termination under this provision must be filed in the Tenth Judicial Circuit Court of Florida no later than 20 calendar days after the date of termination. If this Agreement is terminated for a violation of the statute by the Buyer, the Buyer may not be awarded a public contract for a period of 1 year after the date of termination. The Buyer shall be liable for any additional costs incurred by the Seller as a result of the termination of this Agreement. Nothing in this Section shall be construed to allow intentional discrimination of any class protected by law.
6.Miscellaneous.
A.Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties. This Agreement may only be modified or changed in writing, and such modifications and changes signed by both parties.
B.Further Assurances. The parties agree to perform all such acts (including without limitation executing and delivering instruments and documents) as reasonably may be necessary to fully effectuate the intent and each and all of the purposes of this Agreement.
C.Interpretation. The parties agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and conditions are not to be construed more likely in favor of, nor more strictly against, either party.
D.Authorizations. The execution and delivery of this Agreement, the performance of a party’s obligations hereunder, and the consummation of the transactions contemplated hereby, are subject to each party’s receipt of necessary consents, approvals, and/or authorizations with respect thereto.
E.Counterparts. This Agreement may be executed in counterparts (including by .pdf), each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank;
Signature and Acknowledgment Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

ATTEST:
STACY BUTTERFIELD CLERK OF THE BOARD		Polk County, a political subdivision of the State of Florida

By:	/s/Alison Holland	By:	/s/George Lindsey, III, Chairman
Deputy Clerk			George Lindsey, III, Chairman Board of County Commissioners

Date Signed By County	5/2/23

Reviewed as to form and legal sufficiency:

4/24/23
County Attorney’s Office	Date

ATTEST:		Polk County RNG LLC, a Delaware limited liability company

By:	/s/ Hediyih Wilf	By:	/s/ David Unger
Corporate Secretary

Hediyih Wilf		David Unger
[Print Name]		[Print Name]

Date:	4/18/2023	Executive Vice President
[Title]
		Date:	4/18/2023

Signature Page

Attachment "1"

LANDFILL GAS PURCHASE AGREEMENT

by and between

NEW RIVER SOLID WASTE ASSOCIATION,

an association of political subdivisions of the State of Florida and
NEW RIVER RNG LLC

a Delaware limited liability company

Dated as of October 5, 2020

TABLE OF CONTENTS

    Page

SECTION 1

SECTION 2

SECTION 3

SECTION 4

SECTION 5

DEFINITIONS; EFFECTIVENESS    1
1.1Definitions    1
1.2Interpretation    10
1.3Limited Effectiveness Prior to Effective Date    11
SALE AND PURCHASE OF LANDFILL GAS    12
2.1Sale and Purchase of Landfill Gas    12
2.2Excess Gas    13
2.3Technical Interconnection    13
2.4Credits/Benefits    13
2.5Buyer's Transactions    14
SELLER'S RIGHTS AND OBLIGATIONS    14
3.1Operation of Facility; Permits    14
3.2Compliance with Requirements    14
3.3Disposal of Condensate    14
3.4Down Time Notice    15
BUYER'S OBLIGATIONS    15
4.1Permitting    15
4.2Design    15
4.3Construction Schedule, Progress Reports, Remedial Action Plans    16
4.4Major Milestones    16
4.5Background Screening    18
4.6Construction, Operation, and Maintenance of RNG Facility    18

4.7Production of Renewable Natural Gas    18
4.8Compliance with Law    18
4.9Non-Interference with Landfill Operation    19
4.10Landfill Rules and Regulations    19
4.11RNG Facility Outages    19
4.12[Reserved]    20
4.13Condensate    20
OPERATIONS AND EXPANSIONS OF THE FACILITIES; ADMINISTRATION    20
5.1Expansion of Collection System at Buyer's Request    20
5.2Commercial and Environmental Improvements    20
5.3Non-Dedication of Facilities    20
5.4Exploration of CNG Station    21
5.5Inspection of Books and Records; Accounting    21
5.6Hazardous Materials    21
5.7Taxes    21
5.8Expenditure Fund    21

SECTION 6

SECTION 7

SECTION 8

SECTION 9

BUDGET: REPORTS; CONSIDERATION TO SELLER    22
6.1Annual Budget    22
6.2Annual Meeting    22
6.3Monthly Statement    22
6.4Royalty Payment    23
6.5Amounts Payable; Interest; Final Payment    23
6.6Disputes; Correction of Errors    23
TERM AND RELATED AGREEMENT    24
7.1Term    24
7.2Termination    24
7.3Survival    24
METERING    25
8.1Metering at the Interconnection Points    25
8.2Metering at the Point of Delivery    25
8.3Check Meter    26
TAXES    26
9.1Definition    26
9.2Taxes    26
9.3Tax Deductions, Credits, etc.    26
9.4Availability and Preservation of Records    26
9.5Responsibility for Tax Consequences    26

SECTION 10    TERMINATION AND DEFAULT    26
10.1Buyer Events of Default    26
10.2Seller Events of Default    27
10.3Remedies    28
10.4Other Remedies    29
10.5Actions Upon Expiration or Termination    29
SECTION 11    ASSIGNMENT    29
11.1Consent Required for Assignment and Change of Control    29
11.2Exceptions to Consent Requirement for Assignment.    30
11.3Collateral Assignment    30
11.4Assignment by Seller    30
11.5Obligations of Assignee    30
SECTION 12    INDEMNIFICATION    31
12.1General Indemnification    31
12.2Environmental Indemnities    31
12.3Personal Liability    32
12.4Survival of Indemnities    32
12.5Buyer Insurance    32
12.6Seller's Insurance    33

SECTION 13    REPRESENTATIONS, WARRANTIES, AND COVENANTS    34
13.1Representations, Warranties, and Covenants of the Seller    34
13.2Representations, Warranties, and Covenants of the Buyer.    35
SECTION 14    FORCE MAJEURE    35
14.1Force Majeure    35
14.2Termination for Force Majeure    36
SECTION 15    MISCELLANEOUS PROVISIONS    36
15.1Notices    36
15.2Successors and Assigns    36
15.3Further Assurances    36
15.4Construction of Agreement.    37
15.5Counterparts    37
15.6Entire Agreement    37
15.7No Partnership    38
15.8Waiver    38
15.9Confidential Information    38
15.10Condition of Site    38
15.11Electronic Signatures; Counterparts    38
15.12Consolidation or Joinder    39
15.13Limitation of Liability    39
15.14Time of the Essence    39

EXHIBITS
Exhibit A Exhibit A-1 Exhibit B Exhibit C

Site Plan
Point of Delivery RNG Facility
Technical Interconnection Between RNG Facility and the Collection System

LANDFILL GAS PURCHASE AGREEMENT

    This Landfill Gas Purchase Agreement (together with all of the Exhibits and Schedules hereto, and as amended or supplemented from time to time, "Agreement") is entered into as of October 5, 2020, between New River Solid Waste Association, a Florida municipal corporation (together with its successors and assigns, "Seller"), and New River RNG LLC, a Delaware limited liability company (together with its successors and permitted assigns, "Buyer").

PRELIMINARY STATEMENTS

    Seller owns and operates the New River Regional Landfill (the "Landfill") located at 24276 NE 157th Street, Raiford, Union County, Florida.

    Seller anticipates entering into a Site Lease with PGS, pursuant to which PGS would have the right to develop, construct, and own and operate the RNG Facility at the Landfill intended to convert Landfill Gas to Renewable Natural Gas, as further described herein.

    PGS and Buyer anticipate entering into an arrangement pursuant to which PGS will engage Buyer to develop, construct, and operate (including by procuring Landfill Gas) the RNG Facility.

    Seller wishes to sell all Landfill Gas, and Buyer wishes to buy from Seller all Landfill Gas delivered to Buyer at the Point of Delivery for the purpose of converting the Landfill Gas to Renewable Natural Gas in the RNG Facility and selling the Renewable Natural Gas for beneficial use, all on and subject to the terms and conditions herein.

    NOW, THEREFORE, in consideration of the covenants contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1
DEFINITIONS; EFFECTIVENESS
1.1Definitions. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to such terms below. The meanings specified are applicable to both the singular and the plural and to the masculine and feminine forms.

"Agreement" is defined in the preamble.

"Applicable Laws" means any and all applicable federal, state, county, and local laws, statutes, rules, regulations (including the Regulations and Environmental Laws), licenses, ordinances, judgments, orders, decrees, directives, guidelines or policies (to the extent mandatory), permits, and other governmental and regulatory approvals, including any and all environmental laws, or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any government entity with jurisdiction over Seller, the Collection System, Buyer, the RNG Facility, the Site, the Landfill, or the performance of the work under this Agreement and the transactions contemplated in this Agreement.

"Audit" is defined in Section 5.5.

"Business Day" means any day other than Saturday, Sunday, or a day on which the Federal Reserve Bank is authorized or required to be closed.

"Buyer" is defined in the preamble.

"Buyer Commodity Proceeds" means any and all consideration received by Buyer from the sale and transfer of Renewable Natural Gas or Gas (excluding Buyer Credits/Benefits); provided that if the sale and transfer is with or to a related party or to PGS and its affiliates, such consideration is determined on an arm's length basis, reflecting prices and payment terms that are consistent with customary market terms.

"Buyer Credits/Benefits" is defined in Section 2.4.

"Buyer Credits/Benefits Proceeds" means any and all consideration received by Buyer from the sale, transfer or monetization of any Buyer Credits/Benefits, less any documented, reasonable, and customary fees (including conversion costs and brokerage fees with respect to the sale and transfer of such Buyer Credits/Benefits); provided that if the conversion costs are incurred in connection with a transaction with an affiliate of Buyer or a transaction with PGS or its affiliate, such costs shall be determined on an arm's length basis, based on prices and terms that are commercially reasonable and consistent with market pricing.

"Buyer EG Option Notice" is defined in Section 2.2(b).

"Buyer Indemnified Parties" is defined in Section 12.1(b).

"Buyer's Books and Records" is defined in Section 5.5.

"Change in Law" means the enactment, adoption, promulgation, modification (including a change in interpretation by a Governmental Authority), or repeal after the Effective Date of any Applicable Law; provided that a change in any national, federal, state, or local tax law (or any other tax law based on income) shall not be a Change In Law.

"Change of Control" means any transaction or series of transactions that would result in Buyer, any affiliate of Buyer, or the RNG Facility Operator being owned or controlled directly or indirectly by (i) a Competitor; (ii) any Person or an affiliate of any Person that has been found to be in material violation of any Environmental Law; or (iii) any Person for whom the nominal value of this Agreement comprises ten percent (10%) or more of that Person's gross revenues.

"Cleanup Costs" means the costs of investigation, assessment, monitoring, testing, evaluation, analysis, cleanup, removal, containment, disposal, or remediation of any Hazardous Substance, regardless of whether sought or ordered by any Governmental Authority, a third party or as may be required under any Environmental Law.

"Collection System" means all gas extraction wells, gas lines, piping, tubing, horizontal connectors, valves, meters, filters, blowers, motors, Flares, and other equipment and instruments located in or on the Landfill that are used, now or hereafter, for the purpose of extracting, collecting or combusting Landfill Gas located up to and including the inlet at the Point of Delivery.

"Commercial and Environmental Improvements" means mutually agreed improvements to the Collection System intended to enable the Collection System to achieve the highest level of compliance with Applicable Laws while capturing the highest quantity and quality of Landfill Gas for delivery to Buyer at the Point of Delivery.

"Commercial Operation" means that Buyer has provided a certificate from an officer of Buyer that (i) all Facility Permits required to operate the RNG Facility are final, non-appealable and in full force and effect, (ii) the RNG Facility has passed commissioning and acceptance tests under PGS's construction and procurement agreements, a copy of the result of which have been provided to Seller, (iii) the RNG Facility has commenced regular operation to produce and deliver Renewable Natural Gas, and (iv) the RNG Sale Agreement is in full force and effect.

"Commercial Operation Date" means the date that the requirements for Commercial Operation are satisfied.

"Competitor" means a person owning or operating one or more landfills that are owned by a governmental, administrative, authority, department or commission of any city, county, state, or federal government.

"Condensate Acceptance Point" is defined in Section 3.3.

"Condensate Specifications" means that condensate that does not contain any Hazardous Materials.

"Confidential Information" means all data, information, reports or documents developed or collected by one Party and provided or made available by the applicable Party to the other Party or its agents (i) in connection with the Landfill, the Collection System, Seller's operations, the RNG Facility, or Buyer's operations; or (ii) as a result of any of the rights granted to, or obligations undertaken by, either Party pursuant to this Agreement, whether or not designated as confidential, but shall not include information to the extent such information (v) is in the public domain at the time of disclosure, or (w) following disclosure, becomes generally known or available through no action or omission on the part of the receiving Party, or (x) is known, or becomes known, to the receiving Party from a source other than the disclosing Party or its representatives, provided that disclosure by such source is not in breach of a confidentiality agreement with the disclosing Party, or (y) is independently developed by the receiving Party or its directors, officers, employees, agents, legal counsel, or consultants without reference to the disclosing Party's Confidential Information, or (z) to the extent disclosure is required by Applicable Law.

"CNG Station" means a facility that will compress Renewable Natural Gas produced by the RNG Facility to dispense renewable fuel.

"Construction Commencement Milestone" means that Buyer has issued "notice to proceed" or similar instruction to its construction contractor to commence mobilization for construction of the RNG Facility at the site and such contractor has commenced physical construction at the Site.

"Design Requirements" is defined in Section 4.2.

"Easements" has the meaning given in the Site Lease.

"Effective Date" means the first Business Day after the date that this Agreement, the Parent Guaranty together with the Letter of Financial Support, and the Site Lease have been fully executed and delivered and are in full force and effect, as notified by Seller to Buyer.

"EG Option" is defined in Section 2.2(b).

"EG Notice" is defined in Section 2.2(a).

"Environmental Law" means Applicable Law relating to: (i) the natural environment or Hazardous Substances; (ii) the handling, use, storage, treatment, transport, disposal, Release, or threatened Release of any Hazardous Substances; or (iii) noises or odors, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. and the Clean Air Act, 42 U.S.C. §§ 7401 et seq.

"Environmental Liability'' means any liability in connection with a proceeding, claim, complaint, suit, demand, demand letter, lien, request for information, notice of non-compliance or violation, investigation, order, consent judgment, consent agreement, consent decree, judgment, encumbrance, or lien issued or brought by any Governmental Authority or a third party (including employees, contractors, or agents of either Party) relating in any way to any Environmental Law or Hazardous Material.

"Environmental Losses" means any and all Losses, Cleanup Costs, Environmental Liability, liability for personal injury or property damage, and the costs of any corrective or preventive action at or remediation of the Site or the areas around the Site or the Easements as a result of any and all third-party (including for this purpose any Governmental Authority): (i) claims; (ii) demands; (iii) suits; (iv) penalties; (v) causes of action; or (vi) proceedings.

"Estimated Royalty" means for any month, the Royalty Payments calculated by multiplying the relevant percentage provided in the definition of Royalty Payment by Estimated Project Revenues (rather than "Project Revenues"). Estimated Project Revenues shall be calculated as follows:

Estimated Project Revenues = A * (B + C)

Where:

A: [***] MMBtu/month. Except as used in Section 4.4(d) and Section 15.3, such amount shall be increased or decreased to the extent that Landfill Gas made available by Seller is greater or less than [***] scfm at [***] percent ([***]%) methane on a weighted average basis over the prior twelve (12) months. For the avoidance of doubt, the Parties acknowledge that [***] scfm and [***] percent ([***]%) methane are targets and not commitments by Seller to deliver a certain quantity or quality of Landfill Gas.

B: the monthly Henry Hub gas price (based on the average price as reported by Natural Gas Intelligence for the given month); provided that if an average monthly gas price has not been reported by Natural Gas Intelligence, then a substitute index reasonably acceptable to both parties.

C: RIN Price, which shall be the average daily price for the given month as reported in the index published by OPIC for D3 RINs (or if such index is no longer published, an index that is the nearest approximation thereof), multiplied by [***] percent ([***]%).

"Event of Default" is defined, as applicable, in Section 10.1 or Section 10.2.

"Excess Gas" means Landfill Gas in excess of the sum of (i) Required Gas plus (ii) Landfill Gas used by Seller in the operation of the Landfill in accordance with the Seller Permits.

"Expenditure Fund" is defined in Section 5.8(a).

"Facility Permit" means any Permit required by any Governmental Authority for: (i) the design, development, construction, operation, monitoring, testing, maintenance, repair, replacement, closure, and decommissioning of the RNG Facility, (ii) the transportation of Renewable Natural Gas to the Gas Distribution System, and (iii) the sale of Renewable Natural Gas.

"Financing Party" means any bank, institutional lender, or other financial institution providing extensions of credit to, or any financing of, Buyer's interest in the RNG Facility.

"First Milestone Date" is defined in Section 4.4(a).

"Flare" means the equipment at the Landfill used for the combustion or burning off of Landfill Gas, including the existing flare located on the Landfill as of the date hereof and any additional flares that may be located on the Landfill in the future.

"Force Majeure" means any cause that delays, limits, or prevents a Party's ability to perform its obligations under this Agreement that is not reasonably within the control of and without the fault or negligence of the affected Party, to the extent that by the exercise of reasonable diligence such Party is unable to prevent, limit, mitigate, or overcome, including acts of war or conditions attributable to war, labor disputes, acts of God, Unusual Weather Events, sabotage by third Parties, civil commotion, enactment after the Effective Date of statutes, laws, or ordinances by legislative bodies, issuance of regulations or orders by administrative agencies or commissions, and action by federal, state, municipal, or regulatory courts that have a disproportionate adverse effect on the RNG Facility when compared to other Renewable Natural Gas processing facilities located in United States. "Force Majeure" shall not include, under any circumstances, inability to meet financial obligations. For the purposes of this Agreement, the requirement that "Force Majeure" be a cause not within the control of the affected Party that by the exercise of reasonable diligence such Party is unable to prevent, limit, mitigate, or overcome shall not include labor actions specifically directed at the affected Party as distinct from a general strike or widespread labor action affecting business generally.

"Gas" means the Renewable Natural Gas as to which the rights to the associated Renewable Buyer Credit/Benefits have been detached by contract and conveyed to a third party.

"Gas Distribution System" means the natural gas pipeline distribution system to which Buyer will deliver the Renewable Natural Gas at the Site.

"Good Engineering Practices" means those engineering practices that a prudent engineer or operator would employ in the ordinary course of business and conduct of design, construction, and operations in the solid waste, landfill gas recovery and landfill gas processing industries, as applicable, under the same or similar circumstances, to accomplish the desired result in a commercially reasonable manner in compliance with all Applicable Laws.

"Governmental Authority" means any governmental, administrative, judicial or municipal authority, including any ministry, department, municipality, city, instrumentality, agency, court, or commission under direct or indirect control of any city, county, state, or federal government, including any self-regulatory organization, applicable.

"Guaranteed Commercial Operation Date" or "GCOD" is defined in Section 4.4(d).

"Guarantor" means Fortistar LLC.

"Hazardous Materials" means any oil or other petroleum products, pollutants, contaminates, toxic, or hazardous substances or other substances and materials from time to time regulated under any Environmental Law, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976, and the Toxic Substances Control Act of 1976 and any state or local laws all as amended from time to time.

"Initial Term" is defined in Section 7.1.

"Interconnection Point" or "Interconnection Points" means the interconnection points at which the RNG Facility connects to, or delivers Renewable Natural Gas or Gas to, the Gas Distribution System.

"Interconnection Agreement" means an interconnection agreement between Buyer and the owner of the Gas Distribution System providing for the interconnection of the RNG Facility with the Gas Distribution System at the Interconnection Point for the term of this Agreement.

"Interconnection Agreement Milestone" means that the Interconnection Agreement has been executed and delivered and is in full force and effect.

"Landfill" is defined in the preamble and includes all past, current, and future disposal cells and all other contiguous real property owned or controlled by Seller and used for the disposal of municipal solid waste; provided that real property shall be deemed contiguous if separated only by a public right of way, utility easement, or roadway.

"Landfill Gas" means methane, carbon dioxide, and other gases that are produced from the decomposition of refuse and other solid wastes collected for disposal in, or on, the Landfill and collected by the Collection System.

"Landfill Gas Benchmark" means landfill gas with carbon dioxide, hydrogen sulfide, methane and nitrogen content that is within the range of processing capabilities of similarly sized renewable natural gas processing facilities located in the United States that have been constructed after January 1, 2010. The Landfill Gas Benchmark is not a single specification, but rather a range of commercially reasonable specifications.

"Landfill Permit" means the operating permit issued to Seller by the Florida Department of Environmental Protection under Title V of the Clean Air Act, a copy of which has been delivered to Buyer.

"Lessee" means PGS or its permitted assignee under the Site Lease in accordance with its terms.

"Letter of Financial Support" means a letter delivered by Bessemer Trust to Seller attesting to the financial resources available to the Guarantor to support its obligations under the Parent Guaranty.

"Losses" means any and all damages, losses, fines, penalties, fees, costs, and expenses paid or incurred (including reasonable legal fees and consultant fees) as a result of any third-party: (i) claims; (ii) demands; (iii) suits; (iv) penalties; (v) causes of action; or (vi) proceedings.

"Major Components" means the Air Liquide gas processing equipment and associated compressors.

"Major Milestone" or "Major Milestones" means, collectively and individually: (i) the First Milestone; (ii) the Procurement Contract Milestone; (iii) the Construction Commencement Milestone, and (iv) the Commercial Operation Date.

"Major Milestone Dates" means the First Milestone Date, Procurement Contract Milestone Date, Construction Milestone Date, and the Guaranteed Commercial Operation Date.

"Month" means a calendar Month.

"Monthly Statement" means a written statement provided by Buyer as provided in Section 6.3.

"Operating Year" means the twelve (12) Month period (including any partial Month) starting on the Commercial Operation Date and every twelve (12) Month period thereafter starting on the anniversary of the Commercial Operation Date.

"Option Gas" is defined in Section 2.2(b).

"Parent Guaranty" means the guaranty by Guarantor of the obligations of Buyer hereunder through the Commercial Operation Date for the benefit of Seller, in form and substance satisfactory to Seller.

"Party" means either Buyer or Seller, individually.

"Parties" means Buyer and Seller, collectively.

"Permit" means any permit, authorization, waiver, variance, license, requirement, registration, and approval issued by any Governmental Authority.

"Person" means any natural person or any association, firm, partnership, joint venture, corporation, limited liability company, or other legally recognized entity, whether for profit or not for profit.
"PGS" means Peoples Gas System, a division of Tampa Electric Company.

"Point of Delivery" means the interconnection point at which the Collection System connects to the RNG Facility as shown on Exhibit A-1.

"Pre-Commercial Operations Period" means the period beginning with the first production of Renewable Natural Gas by the RNG Facility as notified to Seller by Buyer, and ending on the Commercial Operation Date, during which period Buyer shall be entitled to use, and shall accept from Seller, that amount of Landfill Gas that Buyer reasonably determines is necessary for the purpose of startup and testing of the RNG Facility.

"Procurement Contract Milestone" is defined in Section 4.4(b).

"Procurement Contract Milestone Date" is defined in Section 4.4(b).

"Project Revenues" means for the full or partial Month in which the first day of the Pre Commercial Operations Period begins and for every Month or partial Month thereafter, the sum of Buyer Commodity Proceeds plus the Buyer Credit/Benefits Proceeds received for that partial Month or full Month, as the case may be.

"Prudent Industry Practices" means the practices, methods, techniques, standards, and acts that (i) are generally accepted for use in connection with the design, procurement, engineering, construction, testing, operation, and maintenance of landfills and landfill gas processing facilities, as applicable, all in compliance with Applicable Laws and Permits, and consistent with reliability, safety, environmental protection, good workmanship, applicable professional and legal codes and standards, and efficiency, (ii) are consistent with Good Engineering Practices, and (iii) conform in all respects to all manufacturer design, engineering, construction, testing, operation, and maintenance guidelines applicable to all or any portion of the Collection System or the RNG Facility, as applicable.

"Project Schedule" is defined in Section 4.3.

"Regulations" means the requirements of all federal, state, and local laws, ordinance and regulations, and any rules or orders of any regulatory body governing the operation of the Landfill, the Collection System or the RNG Facility, including the terms of or requirement for any Permits relating thereto.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

"Remedial Action Plan" means a written plan for completing the Buyer Facilities consistent with the Project Schedule and the other requirements of this Agreement and that is reasonably achievable in the context of the facts and circumstances at the time.

"Renewable Natural Gas" means renewable natural gas that is produced from Landfill Gas processed by Buyer at the RNG Facility.

"Renewable Energy Credits/Certificates" means emissions or other environmental credits or certificates created by the production of Renewable Natural Gas from Landfill Gas related to the environmental benefits thereof, under state or federal law, as the same may be amended from time to time.

"Required Gas" is defined in Section 2.1(a).

"Requirements" means Applicable Law, Regulations, this Agreement, the Facility Permits, the Seller Permits, the Site Lease, and Prudent Industry Practices.

"RINs Monetization Agreement" means the agreement between Buyer and TruStar on terms no less favorable to Buyer than could be obtained in an arm's length transaction, for (i) the purchase of the Renewable Natural Gas at the Interconnection Point by TruStar (ii) the dispensing of Renewable Natural Gas by TruStar including TruStar's obligation to create the Buyer Credits/Benefits from the Renewable Natural Gas, (iii) the sale of such Buyer Credits/Benefits promptly thereafter, and (iv) the resale to Buyer of the Gas and related fees.

"RINs Monetization Agreement Milestone" means that the RINs Monetization Agreement has been fully executed and delivered and is in full force and effect.

"RNG Facility" means the RNG Facility Equipment and associated structures installed by PGS at the Site and within the Easements for the purpose of generating and delivering Renewable Natural Gas to the Interconnection Point, as further described on Exhibit B. The RNG Facility does not include the Collection System up to the inlet at the Point of Delivery.

"RNG Facility Equipment" means all equipment for generating Renewable Natural Gas after and including the outlet at the Point of Delivery up to the Interconnection Point.

"RNG Facility Operator" means either the owner of the RNG Facility or the Person that the owner has engaged by written contract to assume the day-to-day responsibility for the operation and maintenance of the RNG Facility and the purchase of Landfill Gas, in either case, which Person shall be party to this Agreement or a replacement hereof as agreed by Seller.

"RNG Sale Agreement" means an agreement between Buyer and PGS for the delivery and sale to PGS at the Interconnection Point of all of the Gas for so long as this Agreement is in effect.

"RNG Sale Agreement Milestone" means that the RNG Sale Agreement has been fully executed and delivered and is in full force and effect.

"Royalty Payment" means the following:

(i)an amount equal to [***] percent ([***]%) of Project Revenues for the first (1st) [***] Dollars ($[***]) of Project Revenues received by Buyer in each Operating Year; plus

(ii)an amount equal to [***] percent ([***]%) of Project Revenues in excess of [***] Dollars ($[***]) received in the same Operating Year.

"Seller" is defined in the preamble.

"Seller Indemnified Parties" is defined in Section 12.1(a).

"Seller Permits" means the Landfill Permit and each other Permit that Seller has obtained or is required to obtain in connection with the ownership or operation (including closure) of the Landfill.

"Site" is described in Exhibit A.

"Site Lease" means the agreement pursuant to which Seller leases the Site to PGS or its permitted assign for the construction, operation, maintenance and interconnection of the RNG Facility, in form and substance satisfactory to Seller.

"Term" means the Initial Term and any extension thereof in accordance with Section 7.1. "TruStar" shall mean TruStar Energy LLC.

"Unusual Weather Events" means weather conditions at the Site which fall outside of the most recent ten (10) year historical mean plus two standard deviations using National Oceanic Atmospheric Administration weather data from a reporting station located at or around Gainesville, Florida.

1.2Interpretation.

(a)Where the context requires, words imparting the singular shall include the plural and vice versa.

(b)A reference in this Agreement to any Section, Clause, Exhibit, or Schedule is a reference to such Section, Clause, Exhibit, or Schedule of this Agreement, except where it is expressly stated to the contrary or the context otherwise requires.

(c)Headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement.

(d)Each reference to any document, contract, or agreement (including this Agreement) shall (i) be construed at the particular time as a reference to such agreement, document or contract as amended, varied or supplemented and in effect from time to time; and (ii) include all exhibits, schedules, and other attachments thereto.

(e)Each reference to any Applicable Law shall be construed as a reference to such Applicable Law as it may have been, or may from time to time be, amended, replaced or re enacted and shall include any subordinate legislation, rule or regulation promulgated under any such laws.

(f)The terms "hereof', "herein", "hereto", "hereunder", and words of similar or like import, refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement.

(g)Any accounting terms used but not expressly defined herein shall have the meanings given to them under generally accepted accounting principles of the United States of America as consistently applied by the Person to which they relate.

(h)In computing any period of time prescribed or allowed under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the immediately succeeding working day.

(i)Any reference in this Agreement to any natural person, Governmental Authority, corporation, partnership or other legal entity includes its permitted successors and assigns or to any natural person, Governmental Authority, corporation, partnership or other legal entity succeeding to its functions.

(j)The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The term "or" when used in this Agreement shall be interpreted as "and/or" and shall not be exclusive.

1.3Limited Effectiveness Prior to Effective Date.

(a)As of the date hereof, neither the Site Lease nor the Parent Guaranty has been executed and delivered, and the Effective Date has not occurred.

(b)As of the date hereof, the following Sections and Exhibits are in full force and effect: Section 1, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.9, Section 4.10, Section 4.11, Section 5.6, Section 6.5, Section 7, and Section 10 through Section 15, inclusive, of this Agreement, which Sections, for the avoidance of doubt, include all subsections thereof, and each of the Exhibits hereto. All other provisions of this Agreement shall come into full force and effect as of the Effective Date.

(c)The Parties shall use commercially reasonable efforts from and after the date hereof to achieve the Effective Date.

SECTION 2
SALE AND PURCHASE OF LANDFILL GAS

2.1Sale and Purchase of Landfill Gas.

(a)Subject to the terms and conditions of this Agreement, from and after the Pre-Commercial Operation Period and continuing throughout the Term, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller all Landfill Gas available after reserving the Landfill Gas that is required for the operation of the Landfill in accordance with the Seller Permits and Prudent Industry Practices, up to the RNG Facility Landfill Gas inlet maximum capacity as of the Commercial Operation Date ("Required Gas"), or such lesser amount as may be required during the Pre-Commercial Operation Period. Seller shall use commercially reasonable efforts to reduce the quantity of Required Gas needed for compliance with Seller's Permits. Landfill Gas that is not delivered to and sold to Buyer hereunder may be used or destroyed by Seller in its sole discretion.

(b)During those outages described in Section 4.11, Buyer shall have no obligation to receive Landfill Gas and Seller shall have no obligation to deliver the Landfill Gas. Notwithstanding anything herein, Seller shall not be required to produce any minimum quantities of Landfill Gas.

(c)ALL LANDFILL GAS SHALL BE TAKEN BY BUYER IN AN "AS IS" CONDITION. BUYER REPRESENTS AND WARRANTS THAT IT HAS DONE ITS OWN DUE DILIGENCE AS TO THE QUANTITY AND QUALITY OF LANDFILL GAS AVAILABLE AT THE LANDFILL AND THAT SELLER MAKES NO WARRANTY CONCERNING THE QUANTITY OF LANDFILL GAS AVAILABLE OR ITS QUALITY. ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND DO NOT APPLY TO THE LANDFILL GAS SOLD HEREUNDER.

(d)Without limiting Section 2.1(c), following the Effective Date and prior to commencement of any construction activities at the Site, Seller and Buyer shall cooperate in good faith to determine whether Seller can reduce the nitrogen content of the Landfill Gas delivered to the Point of Delivery without Seller incurring material additional costs for the operation or maintenance of the Landfill or the Collection System. Subject to the terms and conditions herein, and to the Seller's Permits and Prudent Industry Practices, including scheduled and unscheduled maintenance of the Landfill and the Collection System, Seller shall not take any action that materially interferes or impedes the quality, flow and quantity of Landfill Gas to the RNG Facility.

(e)Seller shall make the Required Gas available to Buyer at the Point of Delivery on a first priority basis before any other uses. Except as provided in this Agreement,

Seller shall have no further rights or obligations related to the Landfill Gas after it is delivered to Buyer at the Point of Delivery. Landfill Gas delivered to and received by Buyer shall be converted by Buyer to Renewable Natural Gas at the RNG Facility in accordance with the Requirements, and Buyer shall not discharge or release the Landfill Gas or any constituent thereof in violation of any Requirements. Buyer shall have no obligations related to the Landfill Gas prior to receiving it at the Point of Delivery, other than as set forth herein. Seller shall retain title and risk of loss to the Landfill Gas until the Landfill Gas is delivered to the Point of Delivery, whereupon title and risk of loss shall transfer to Buyer.
2.2Excess Gas.

(a)So long as the RNG Facility has achieved Commercial Operation and no Event of Default of Buyer has occurred and is continuing hereunder, Seller shall give Buyer at least ninety (90) days' prior notice of any plans by Seller to sell Excess Gas to a third party or plans to begin using Excess Gas for a commercial purpose (the "EG Notice").

(b)By notice to Seller delivered not later than thirty (30) days following delivery of the EG Notice (the "Buyer EG Option Notice"), Buyer may offer to purchase all or a designated portion of the Excess Gas from Seller (the "EG Option"). The Buyer EG Option Notice shall include (i) detailed terms on which Buyer proposes to purchase the Excess Gas, (ii) the quantity of Excess Gas Buyer proposes to purchase (such quantity, the "Option Gas"), (iii) the date that Buyer anticipates commencing purchase of the Option Gas. Following delivery of the Buyer Option Notice, the Parties shall negotiate in good faith for up to thirty (30) days (or such longer period as the Parties may agree in writing, each in its sole discretion) to agree on the terms and enter into definitive documentation (which may be in the form of an amendment to this Agreement) for the purchase and sale of the Option Gas. If Buyer and Seller do not enter into such definitive agreements during such period, or if Buyer does not timely deliver a Buyer EG Option Notice, then Seller shall have no further obligation to Buyer related to the Excess Gas, and shall have the right to use or convey to a third party the Option Gas that is the subject of the Buyer EG Option Notice and, for the avoidance of doubt, all or any portion of the Excess Gas. If within twenty (20) months following Buyer's delivery of the Buyer EG Option Notice, Seller has not entered into definitive agreements to sell the Option Gas or otherwise use the Option Gas for a commercial purpose, then Seller shall again have an obligation to provide Buyer with an EG Notice in respect of Option Gas and Buyer shall again have the rights hereunder with regard to Option Gas.

2.3Technical Interconnection. Following the Effective Date, Buyer and Seller shall in a timely manner take the actions required by each of them as set forth in Exhibit C in order to establish the physical interconnection as described therein between the Collection System and the RNG Facility at the Point of Delivery. The respective costs of such actions shall be borne by the applicable Party. If the RNG Facility is expanded as provided by this Agreement, then, without limitation of Section 5.1, Seller shall reasonably cooperate with Buyer in the development, design, and construction of any additional interconnection facilities necessary to deliver additional Landfill Gas to the RNG Facility for conversion to Renewable Natural Gas.

2.4Credits/Benefits. Without limitation of Buyer's obligation to make Royalty Payments in respect of Buyer Credit/Benefits Proceeds, Buyer shall retain all rights to any tax, emission or other credits, certificates, or other environmental incentives related to environmental benefits, including carbon credits, greenhouse gas credits, Renewable Identification Numbers for the Renewable Fuel Standards, Renewable Energy Credits/Certificates, or similar credits or certificates or other economic benefits related to (a) the operation of the RNG Facility and the sale of Renewable Natural Gas generated therefrom or (b) the processing of Landfill Gas from and after Buyer takes title thereto at the Point of Delivery (the "Buyer Credits/Benefits"). Buyer shall also retain title to all Buyer Credits/Benefits in existence as of the Effective Date and modified by a Change in Law and any new Buyer Credits/Benefits resulting from a Change in Law after the Effective Date.

2.5Buyer's Transactions. Buyer shall sell, dispose, transfer or assign Renewable Natural Gas and Buyer Credits/Benefits in exchange for cash consideration of not less than fair market value.

SECTION 3
SELLER'S RIGHTS AND OBLIGATIONS

3.1Operation of Facility; Permits. Seller shall be responsible for the permitting, design, development, construction, operation, monitoring, testing, maintenance, repair, replacement, and closure of the Collection System and for any additions and modifications to and expansions of the Collection System required under the Seller Permits. Seller shall be responsible for all costs and expenses described in the previous sentence of this Section 3.1. Seller shall construct, operate, maintain and repair the Collection System in accordance with Prudent Industry Practices and applicable regulations and the Seller Permits, and subject thereto, shall operate the Collection System at all times in a manner designed to maximize the flow of Landfill Gas to the Point of Delivery up to the Required Gas. Seller shall seek such modifications to the Seller Permits in connection with the Landfill as may be necessary to permit same, including in connection with an expansion of the Collection System as provided in Section 5.1; provided that: (a) no such modification shall limit the operation, maintenance or construction of the Landfill, (b) no such modification shall materially increase Seller's cost to operate the Landfill, including the Collection System and (c) Buyer shall have provided Seller with the information and documentation about the RNG Facility required to be submitted in order to submit proper, accurate and complete application for such modifications. Seller shall cooperate with Buyer to assist Buyer (at Buyer's expense) in obtaining all Facility Permits.

3.2Compliance with Requirements. Seller shall perform its obligations related to the Collection System in accordance with the Requirements, and shall perform and complete all work related to the Collection System in accordance with Prudent Industry Practices.

3.3Disposal of Condensate. Buyer may deliver condensate from the RNG Facility to Seller at a location at the Landfill to be agreed by the Parties prior to commencement of any construction activities at the Site (such location, the "Condensate Acceptance Point"). Buyer shall install at its expense a flange to facilitate such delivery at the Condensate Acceptance Point. Seller shall accept only condensate that conforms to the Condensate Specifications, and Seller shall have the right to collect and test samples of condensate from the RNG Facility to confirm compliance with the Condensate Specifications. Seller shall dispose of all condensate delivered to the Condensate Acceptance Point in accordance with Applicable Laws and Regulations. Buyer shall dispose of all industrial wastewater, Hazardous Materials and other contaminants generated from or in connection with the RNG Facility in a properly licensed facility in accordance with Applicable Law. If, as a result of taking Buyer's condensate, Seller is required to make any additional payment, obtain additional Permits, or conduct additional testing in excess of such payment, testing or Permits as Seller is required to make, obtain, or conduct in connection with the disposal of its own leachate or condensate, then, at Seller's request, Buyer shall promptly reimburse Seller for such additional payments or the reasonable, documented, incremental out-of-pocket costs of obtaining such additional Permit(s) or conducting such additional testing.

3.4Down Time Notice. Unless prevented by an emergency situation or condition, Seller shall notify Buyer if it becomes aware of a scheduled event that would reasonably be expected to result in, a material disruption in the flow of Landfill Gas, including maintenance activities, at least five (5) business days in advance of the proposed commencement thereof, and the Parties shall cooperate and coordinate any down time to minimize such disruption and any interference with the operation of the RNG Facility. In the event of emergency situation or condition that does result in, or would reasonably be expected to result in, a material disruption in the flow of Landfill Gas, Seller shall provide Buyer with notice as soon as reasonably possible following the occurrence of such emergency situation or condition, such notice to include an estimate of the time needed to restore operations, and Seller shall use commercially reasonable efforts in accordance with Prudent Industry Practices to eliminate or minimize such disruption.

SECTION 4
BUYER'S OBLIGATIONS
4.1Permitting.

(a)Buyer shall be responsible for (i) procuring the Facility Permits, including zoning and land use approvals, and for all costs and expenses associated therewith and (ii) for obtaining all third party studies in connection with the RNG Facility required to obtain the Facility Permits and otherwise in accordance with Prudent Industry Practices, including environmental studies, and geotechnical studies.

(b)All applications prepared by or for Buyer (including supporting materials) for the Facility Permits shall be provided to Seller for review prior to submission to the applicable Governmental Authority. Seller shall provide either its approval or any objections to Buyer within ten (10) Business Days of receipt. If Seller provides objections to such applications, Buyer shall use commercially reasonable efforts to make such revisions as reasonably requested by Seller. Buyer shall keep Seller informed of the status of its applications for all Facility Permits.
(c)At all times during the Term, Buyer shall, at its sole cost and expense, be responsible to obtain and maintain in effect as required in accordance with Applicable Laws, all Facility Permits required in connection with the installation, construction, expansion, modification, operation, and maintenance of the RNG Facility, and Buyer shall comply in all material respects with the terms and conditions of such Facility Permits.

4.2Design. Without limitation of PGS's obligations under the Site Lease, prior to the commencement of any construction, installation, or material modification (including expansion) of the RNG Facility, Buyer shall, at its sole cost and expense, engage an engineer qualified in the

State of Florida to prepare plans and specifications in sufficient detail to show that the design and appearance of the RNG Facility does not violate the Requirements, and complies with the reasonable requirements of Seller, including with respect to noise, appearance, odor, and security ("Design Requirements"). Buyer shall submit such plans and specifications to Seller for Seller's comments. Within twenty (20) Business Days after Buyer's submission of the plans and specifications to Seller, Seller shall notify Buyer in writing of any comments or requested revisions to the plans and specifications, and in such event Buyer shall make such revisions as reasonably requested by Seller; provided that Seller's requested revisions shall be limited to revisions required in order that the plans and specifications are consistent with the Design Requirements. Seller's failure to provide comments or requested revisions with the twenty (20) Business Day period provided by this Section 4.2, shall be deemed acceptance of Buyer's plans and specifications. Buyer may make reasonable deviations from the plans and specifications approved by Seller without further approval by Seller; provided such changes do not materially or substantively alter the designs or specifications approved by Seller and are otherwise consistent with the Design Requirements of this Section 4.2. Seller's review of Buyer's plans and specifications shall not affect or waive any obligation or responsibility of Buyer hereunder, nor create any liability of Seller in connection with the Buyer's Facility.

4.3Construction Schedule, Progress Reports, Remedial Action Plans. Without limitation of Section 4.4. within 30 days of the date hereof, Buyer shall provide to Seller a detailed schedule for the construction of the RNG Facility consistent with the Major Milestone Dates (the "Project Schedule"). During the period prior to the Commercial Operation Date, Buyer shall provide monthly progress reports describing the progress of permitting, development, and construction of the RNG Facility. Buyer may extend each of the Major Milestones Dates on a day-for-day basis for each day that an event of Force Majeure that occurs following the Effective Date or Event of Default by Seller delays or prevents achieving the Major Milestone. If the actual progress of the construction and installation by the Buyer indicates that completion of a Major Milestone is or is reasonably expected to be more than thirty (30) days behind the Project Schedule for reasons other than a Force Majeure, or if at any time, the Commercial Operation Date has not occurred or is reasonably expected to not occur by the Guaranteed Commercial Operation Date, then, without limitation of Buyer's obligations or Seller's rights and remedies hereunder, Buyer shall submit to Seller and the Remedial Action Plan within ten (10) days of becoming aware that the applicable Major Milestone will not be completed in accordance with the Project Schedule and thereafter shall diligently implement the Remedial Action Plan.

4.4Major Milestones.

(a)RNG Sale Agreement Milestone; RINs Monetization Agreement Milestone. Each of the RNG Sale Agreement Milestone, the RINs Monetization Agreement Milestone and the and the Interconnection Agreement Milestone shall be achieved not later than ninety (90) days after the date hereof (the "First Milestone Date"), as such date may extended as provided in Section 4.3. If Buyer fails to achieve any such milestone by such date, as that date may be extended as provided in Section 4.3, then Buyer shall provide a Remedial Action Plan to Seller. Buyer shall diligently implement the Remedial Action Plan.

(b)Procurement Contract Milestone. Unless extended as provided in Section 4.3, the Procurement Contract Milestone shall be achieved sixty (60) days following the First

Milestone Date (the "Procurement Contract Milestone Date"). To achieve the "Procurement Contract Milestone", Buyer shall have: (i) entered into one or more contracts for the procurement of the Major Components, which contracts shall be in full force and effect, and (ii) such contracts shall provide for the manufacturing, and delivery, of the Major Components to the Site in accordance with the Project Schedule. If Buyer fails to achieve the Procurement Contract Milestone by the Procurement Contract Milestone Date, then Buyer shall provide a Remedial Action Plan to Seller and shall use commercially reasonable efforts to implement the Remedial Action Plan.

(c)Construction Commencement Milestone. Unless extended as provided in Section 4.3, the Construction Commencement Milestone shall be achieved one hundred eighty
(180) days following the Procurement Contract Milestone Date (the "Construction Milestone Date"). If Buyer fails to achieve the Construction Commencement Milestone by the Construction Milestone Date, then Buyer shall provide a Remedial Action Plan to Seller and shall use commercially reasonable efforts to implement the Remedial Action Plan.

(d)Guaranteed Commercial Operation Date. Buyer shall achieve the Commercial Operation Date, as may be extended as provided in Section 4.3, for the RNG Facility by the later of five hundred and forty (540) days from the Construction Commencement Milestone Date or eight hundred and seventy (870) days after the date hereof (the "Guaranteed Commercial Operation Date" or "GCOD"). If Buyer fails to achieve the Commercial Operation Date by the Guaranteed Commercial Operation Date, then Buyer shall pay Seller the amounts identified in the following table for the periods associated with those payments for each Month or portion of a Month following the Guaranteed Commercial Operation Date, such payment to be made not later than the fifteenth (15th) day of each Month for the prior Month. For the avoidance of doubt, Buyer's obligation to make the payments provided for in the preceding sentence shall be in effect regardless whether or not, or as of when, the Effective Date has occurred.

Time Period from GCOD	Percentage of Estimated Royalty Payment
GCOD through [***] Days	[***]%
Day [***] through [***] Days	[***]%
Day [***] through [***] Days	[***]%
Day [***] until Commercial Operation has been achieved.	[***]%

Amounts due for portions of a Month shall be prorated based on the portion of the Month for which the applicable payment is in effect. Payment obligations accrued and unpaid under this Section 4.4(d) shall survive termination of this Agreement.

(e)Sole and Exclusive Remedy. Buyer's sole obligation for Buyer's failure to achieve a Major Milestone other than the Guaranteed Commercial Operation Date shall be to timely deliver and use commercially reasonable efforts to implement each applicable Remedial Action Plan. The Parties acknowledge that the payment of the amounts set forth in Section 4.4(d) are liquidated damages and such damages are in in lieu of actual damages that would be substantial but difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient, and that the liquidated damages are not a penalty and constitute a reasonable approximation of the harm or loss.
(f)Buyer shall notify Seller in writing upon the completion of each Major Milestone and provide supporting documentation as reasonably requested by Seller.

4.5Background Screening. The Landfill is located on land adjacent to land owned by the State of Florida Department of Corrections (FDOC) and requires all Persons entering the Landfill to pass a background screening review. Buyer shall be responsible for performing background screening of all Buyer's personnel, including its contractors' and subcontractors' personnel entering the Landfill. Screening criteria will meet the requirements established by the FDOC from time to time during the Term. Buyer shall ensure that persons not meeting such screening requirements are not present at the Landfill. Upon request, Buyer shall deliver to Seller evidence of Buyer's conduct of such screening.
4.6Construction. Operation. and Maintenance of RNG Facility.

(a)Without limitation of PGS's obligations under the Site Lease, Buyer shall be responsible for (i) the construction, operation, monitoring, testing, maintenance, repair, replacement, closure, and decommissioning and removal of the RNG Facility, (ii) for any additions and modifications to and expansions of the RNG Facility provided for herein or otherwise agreed by Seller, and (iii) for all costs and expenses associated therewith.

(b)Buyer shall construct the RNG Facility, including any modification or expansion thereof, in accordance with the Requirements and Facility Permits, and shall perform and complete all work related to the RNG Facility in a professional, good, and workmanlike manner applying Prudent Industry Practices. Subject to any applicable confidentiality obligations, Buyer shall provide Seller with copies of design specifications and performance guaranties received from the major contractor engaged by Buyer to construct Buyer's Facility.

(c)Buyer shall maintain, operate, improve, and preserve the RNG Facility and the Site at all times in good working order and in a neat and clean condition, ordinary wear and tear excepted, in compliance with the Requirements and Facility Permits. Buyer shall ensure that the construction, operation, and maintenance of the RNG Facility does not have an adverse impact on the Landfill and adjoining properties, including with respect to noise, odor, safety, appearance, and security. Buyer shall have at all times at least one employee or other authorized representative at the Site or on call, and if such Person is not on the Site, available to be at the Site promptly as reasonably required or requested by Seller.

4.7Production of Renewable Natural Gas. Buyer shall operate the RNG Facility to maximize the production of Renewable Natural Gas and shall maintain the RNG Sale Agreement in full force and effect providing for the delivery and sale of the Renewable Natural Gas to PGS. Buyer shall notify Seller within five (5) Business Days of any event or occurrence that could result or has resulted in the termination of the RNG Sale Agreement (or in the event that at any time there is no RNG Sale Agreement or any other agreement for the delivery or sale of the Renewable Natural Gas in effect).

4.8Compliance with Law.

(a)Buyer shall ensure that the operation of the RNG Facility does not cause Seller to be in violation of any Applicable Law or Permit in connection with the Landfill.

(b)Buyer shall install, construct, expand, modify, operate, and maintain the RNG Facility, including by the installation and operation of additional equipment or other improvements as necessary to ensure ongoing compliance with Applicable Laws. All such modifications shall be subject to Seller review in accordance with Section 4.2.

(c)Buyer shall provide Seller all the information required in order for Seller to remain in strict compliance at all times with the Seller Permits, including with respect to any modifications to the Landfill Permit required for the construction and operation of the RNG Facility. Buyer shall provide to Seller all such information, in form and substance satisfactory to Seller, not less than thirty (30) days prior to the date such information is required for any reporting and other submissions in accordance with the Landfill Permit. Buyer acknowledges that it has reviewed the Landfill Permit and understands the scope and the timing of its obligations under this Section 4.8(c).

4.9Non-Interference with Landfill Operation.

(a)Buyer acknowledges that the management and operation of the Landfill in compliance with the Seller Permits and Applicable Laws and Regulations shall take precedence over Seller's obligations to Buyer hereunder; provided that Seller shall use commercially reasonable efforts to not interfere with the flow of Landfill Gas to the Point of Delivery and, subject to Buyer's obligations herein, shall not unreasonably interfere with the operation of the RNG Facility.

(b)All rights, privileges, and obligations that Buyer has under this Agreement shall be exercised and performed in such a manner as not to unreasonably interfere with the current and future construction, operation, maintenance, management, expansion, and closure of the Landfill, including the current and future disposal of waste at the Landfill under the Seller Permits.

4.10Landfill Rules and Regulations. During the Term, Buyer shall comply with Seller's applicable rules, regulations and policies relating to the Landfill, including as to access, health, safety, and security.

4.11RNG Facility Outages.

(a)Buyer shall give Seller written notice of its proposed scheduled outages for the following year not later than November 30th of each year. Seller shall within fifteen (15) days thereafter review the scheduled outage schedule and Buyer shall make any adjustments to the schedule reasonably necessary to ensure that the Landfill Gas can be flared during the scheduled outage of the RNG Facility. Buyer shall use commercially reasonable efforts to promptly notify Seller of any changes to the scheduled outages, and Seller shall use reasonable efforts to accommodate such changes.

(b)Buyer shall provide Seller with as much notice as practicable of an unscheduled outage of the RNG Facility and shall notify Seller immediately in the event of any emergency that requires an immediate outage. As soon as reasonably practical thereafter, Buyer shall provide Seller an assessment of the reasons for such unplanned outage and the expected schedule for the resumption of operations.

4.12[Reserved].

4.13Condensate. Buyer shall manage and deliver to Seller at the Condensate Acceptance Point the condensate generated in connection with the operation of the RNG Facility. Without limitation, Buyer shall take appropriate action to ensure that there is no release or threatened release (including any Release) of condensate from the RNG Facility, or any pipeline or other source or mechanism carrying condensate from the RNG Facility, and that all pipelines and other equipment used by Buyer for the storage, transportation, or disposal of condensate as provided herein is operated and maintained in good working order and in compliance with all Applicable Laws.

SECTION 5
OPERATIONS AND EXPANSIONS OF THE FACILITIES; ADMINISTRATION

5.1Expansion of Collection System at Buyer's Request. Buyer may propose an expansion of the Collection System to enable the delivery of additional available Landfill Gas to the Point of Delivery. Seller shall consider all such proposals from Buyer; provided, however, that only Seller shall have the right, but shall have no obligation, to expand the Collection System.

5.2Commercial and Environmental Improvements. Within one hundred eighty (180) days after the Effective Date, Buyer shall provide Seller with a recommended scope of Commercial and Environmental Improvements. The Parties shall meet promptly thereafter and confer concerning Buyer's recommendation and shall work in good faith to reach a consensus plan. When agreement is reached on the scope and terms of Commercial and Environmental Improvements, Buyer shall confirm the Party's agreement by issuing a notice to Seller including the terms of the agreement of the Parties as to the Commercial and Environmental Improvements, which notice shall be subject to Seller's written acknowledgment. As of Seller's confirmation of the notice provided by Buyer, Buyer shall be obligated to pay for the Commercial and Environmental Improvements undertaken by Seller in an amount not to exceed a total sum of one million dollars ($1,000,000) in aggregate over the Term, in accordance with the terms of the confirmed notice. Seller shall have no obligation to incur costs for such improvements in excess of amounts paid by Buyer. Buyer shall pay to Seller or directly to the applicable third party (as directed by Seller) the documented costs incurred for the Commercial and Environmental Improvements within thirty
(30) days of Seller's delivery to Buyer of an invoice therefor. Seller's invoice shall include documentation supporting the invoice that is reasonably requested by Buyer. Title to, and ownership of, the Commercial and Environmental Improvements shall at all times be vested in Seller, and Buyer shall have no right, title or interest therein. Buyer shall execute any documentation requested by Seller to further evidence Seller's ownership of such Commercial and Environmental Improvements.

5.3Non-Dedication of Facilities. Unless otherwise required by Applicable Laws, neither Party shall dedicate any part of any facility owned or operated by it at or relating to the Landfill for the production of Renewable Natural Gas to the public generally and indiscriminately, for the exercise of a public :franchise, or in the exercise of a public utility function.

5.4Exploration of CNG Station. Following the Commercial Operations Date, the Parties shall use commercially reasonable efforts to investigate the feasibility, and if feasible, the siting, design, engineering, construction and operation of a CNG Station on or near the Landfill Site to be operated by Buyer or an affiliate of Buyer.

5.5Inspection of Books and Records: Accounting. Seller shall have the right to inspect, audit, and verify (collectively "Audit") the books, data, and other records of Buyer solely as it relates to compliance with this Agreement and the Site Lease, including Project Revenues, Royalty Payments, the Buyer Commodity Proceeds, and the Buyer Credit/Benefits Proceeds at Seller's offices (collectively, "Buyers' Books and Records"). Seller acknowledges that Buyer's Books and Records contain information that is confidential, proprietary and commercially sensitive. Buyer shall have no obligation to electronically deliver to Seller or provide copies of any of its Books and Records to Seller. Seller may identify an independent audit firm or other consultant to conduct any Audit of Buyer's Books and Records, provided that such audit firm or other consultant has agreed to maintain the confidentiality of Buyer's Books and Records. Buyer shall maintain all of its Books and Records in accordance with generally accepted accounting principles and prudent commercial practices in sufficient detail for Seller or its designee to conduct Audits as to the matters specified in this Section 5.5. Without limitation, Seller may rely on the results of such Audit in the exercise of its rights and remedies hereunder; provided, however, that Buyer may dispute the results of the Audit in dispute resolution.

5.6Hazardous Materials. Buyer shall not, and shall not permit any of its agents, contractors, or employees, to transport to, store, use, release, discharge, or deposit on the Site or any portion of the Landfill any Hazardous Materials, other than to the extent necessary to construct, operate or maintain of the RNG Facility, in accordance with Applicable Laws and subject to prior notice to Seller and the availability at the Site of the Material Data Safety Sheets for all such materials.

5.7Taxes. All taxes now or hereafter levied, assessed or imposed on the purchase and processing of Landfill Gas and the delivery and sale of Renewable Natural Gas, Buyer Benefit/Credits, and any other product or service attributable to the RNG Facility, all taxes imposed in any other manner thereon relating to any period or activity upon or following the transfer of title of the Landfill Gas to Buyer, shall be paid by Buyer. In addition, Buyer shall be solely responsible for all taxes, assessments, levies or other fees, costs, or expenses attributable to Buyer's Facility, whether personal property tax, real property tax or ad valorem tax.

5.8Expenditure Fund.

(a)Starting on the Commercial Operation Date, the Parties shall each establish an account that holds one hundred twenty-five thousand dollars ($125,000) designated as the "Expenditure Fund" for the purpose of funding immediate repairs to the Collection System identified by Buyer and emergency repairs from time to time as agreed by Seller.

(b)If Buyer identifies repairs or improvements to the Collection System that require immediate attention, Buyer shall notify Seller in writing of the repairs and improvements, with supporting documentation. Buyer and Seller shall meet within ten (10) days following delivery of such notice to agree on any repairs to be made to the Collection System and related costs. Once such expenditures are agreed, Buyer and Seller shall then jointly engage by contract a third party contractor approved by Seller, on terms satisfactory to Seller, to begin the corrective work, and the costs of such work shall be billed to and timely paid in equal portions by each of Buyer and Seller.

(c)Expenditures from the Expenditure Fund shall be described in the Monthly Statement and shall contain a description of the repair or maintenance work performed, or capital improvements made, and the cost of such work.

(d)In no event shall either Party be responsible for funding such repairs or improvements directly in an amount that is in excess of fifty percent (50%) of the then current amount required to be in its Expenditure Fund. The aggregate amounts credited to the Expenditure Fund of both Parties shall not be required to exceed two hundred fifty thousand dollars ($250,000) during the Term.

SECTION 6
BUDGET: REPORTS; CONSIDERATION TO SELLER

6.1Annual Budget. Starting with the date that is thirty (30) days after the end of the first (1st) Operating Year, and every anniversary of that date thereafter, Buyer shall provide to Seller a budget setting forth the quantities of Renewable Natural Gas and associated Buyer Credits/Benefits estimated by Buyer to be produced in the then current Operating year, prices for Renewable Natural Gas and associated Buyer Credits/Benefits projected by Buyer, and forecast royalties (the "Annual Budget"). The Annual Budget shall include a forecast of maintenance outages for Buyer's Facility for the then current Operating Year.

6.2Annual Meeting. Buyer and Seller shall meet, at the Parties' election, in person or telephonically, no later than ninety (90) days following issuance of the Annual Budget to review the contents of the Annual Budget and other issues mutually agreed upon that relate directly to the RNG Facility, the Landfill, Renewable Natural Gas and Buyer Credits/Benefits.

6.3Monthly Statement. Commencing on the first full Month after the Commercial Operations Date, Buyer shall deliver to Seller the Monthly Statement not later than the thirtieth (30th) day of such Month. Each Monthly Statement shall include at a minimum the following information as to the prior Month (together with supporting documentation):

(a)The Royalty Payment, including the calculation thereof;

(b)Meter data showing the Landfill Gas delivered to the Point of Delivery, the Renewable Natural Gas produced by the RNG Facility and the Renewable Natural Gas delivered to the Gas Distribution System;

(c)The quantity of Condensate delivered to the Condensate Acceptance Point;

(d)A description of all Hazardous Materials brought to or used at the Site and all related material data sheets;

(e)Any material correspondence from any Governmental Authority relating to the RNG Facility or the Site other than in the ordinary course;

(f)Any written threats of claims or complaints of third parties in respect of the RNG Facility or the Site; and

(g)A reconciliation of each of the following: (i) total Renewable Natural Gas and associated Buyer Credits/Benefits produced by Buyer; (ii) total Renewable Natural Gas and associated Buyer Credits/Benefits that have been delivered to the Interconnection Points; (iii) total payments made or received (whether in cash or otherwise, including by set off, and without limitation of Section 2.5) in respect of the sale of Renewable Natural Gas and Buyer Credits/Benefits for the applicable Month and for the Operating Year through such Month, and (iv) amounts payable for Renewable Natural Gas and Buyer Credits/Benefits that are accrued and unpaid

(h)Market data, including index pricing for the relevant period, supporting the fair market value of the prices paid to and fees incurred by Buyer under the RINs Monetization Agreement.

6.4Royalty Payment. Commencing with the Month (whether a full or partial Month) during which the Pre-Commercial Operations Period occurs, Buyer shall pay Seller the Royalty Payment for Buyer Commodity Proceeds and Buyer Credits/Benefits Proceeds received by Buyer in each applicable Month during the Term. The Royalty Payment for each such Month shall be paid on or before the thirtieth (30th) day of the following Month by wire transfer of immediately available funds to an account specified by Seller by notice to Buyer. Buyer shall give Seller not less than ten (10) days' notice of the commencement of the Pre-Commercial Operations Period, and the Pre-Commercial Operations Period shall not exceed ninety (90) days, or such longer period to the extent of reasonable additional delays resulting from Seller's delivery of Landfill Gas that does not meet the quality required to operate the RNG Facility.

6.5Amounts Payable; Interest: Final Payment. Without limitation of Seller's other rights hereunder, and unless otherwise provided, all amounts then payable by Buyer to Seller shall be paid by the 30th day of each Month for the prior Month. Any amounts payable under this Agreement that are not timely paid as set forth in this Agreement shall bear interest calculated from the date when due until such amounts are paid at a rate of one percent (1%) per annum plus the fluctuating prime rate of interest announced publicly by The Wall Street Journal from time to time as its reference rate. In no event shall the rate of interest charged exceed the maximum rate allowed by Applicable Law. In the event of any termination or expiration of this Agreement, any amounts owing and to be paid to Seller pursuant to this Agreement shall be paid (prorated where appropriate) within thirty (30) days of such termination or expiration.
6.6Disputes; Correction of Errors. If at any time within twelve (12) months after the date of any payment hereunder either Party believes that that there has been an overpayment or underpayment, the Party asserting the error shall promptly notify the other Party in writing. In such event, the Parties shall attempt to agree on the amount of the overpayment or underpayment. In the event of an agreed-upon underpayment, Buyer shall pay any additional amount due to Seller within thirty (30) days of the notice of error. In the event of an overpayment, Buyer may reduce future amounts payable to Seller until such overpayment has been entirely offset. If the Parties are unable to agree on the existence or amount of any overpayment or underpayment, then either Party may bring an action to resolve such dispute.

SECTION 7
TERM AND RELATED AGREEMENT

7.1Term. This Agreement is effective as of the date hereof; provided that, notwithstanding anything herein, (a) without the written consent of Seller, Buyer nor any subcontractor or agent of Buyer may not enter upon or occupy or undertake any activities at the Landfill, including the Site, prior to the Effective Date, (b) for the avoidance of doubt, no physical activities at the Landfill (including the Site) in connection with the RNG Facility or this Agreement may commence until the Effective Date, and (c) until the Effective Date, Seller shall have no obligation to reserve, deliver or sell Landfill Gas to Buyer. Unless earlier terminated as provided herein, this Agreement shall continue for a period of twenty (20) years from the Commercial Operation Date (the "Initial Term"). If the Site Lease is extended for not less than a corresponding period in accordance with its terms or otherwise by agreement between the Lessee and Seller, Buyer, by notice to Seller delivered not less than two years prior to the expiration of the Initial Term, may propose to extend the term by an additional five years, in which case, Buyer and Seller shall meet to discuss the terms of such extended term. If Buyer fails to deliver timely notice of a proposed extension or if the Parties do not agree to extend the Term within one hundred twenty (120) days of delivery to Seller of Buyer's notice, then this Agreement shall expire at the end of the Initial Term. Notwithstanding the foregoing or anything herein, but without limitation of Section 10, this Agreement shall terminate as of the earlier of (x) simultaneously with the termination or expiration of the Site Lease for any reason, and (y) at such time as Buyer (or a permitted assignee of Buyer) is not the RNG Facility Operator.

7.2Termination.

(a)Seller may terminate this Agreement by notice to Buyer if (i) within forty- five (45) days of the date hereof, (A) the Parent Guaranty has not been executed and delivered and is in full force and effect and (B) the Letter of Financial Support has not been delivered or (ii) within ninety (90) days of the date hereof, the Site Lease has not been executed and delivered and is in full force and effect, and Seller may exercise such right from and after each such date until the occurrence of the Effective Date.

(b)Seller may terminate this Agreement if the Commercial Operation Date has not occurred within two years following the Guaranteed Commercial Operation Date; provided that, without limitation of Section 4.4, Seller shall not terminate this Agreement if, as of such date, physical construction of the RNG Facility is under way and for so long thereafter as such construction is being diligently continued and Commercial Operation is reasonably likely to occur and does occur within one year thereafter.

7.3Survival. Without limitation of Section 15.4(d), the rights and obligations of the Parties accrued prior to or as of the termination or expiration of Agreement shall survive, as necessary, to implement any obligations that survive the termination or expiration of this Agreement.

SECTION 8
METERING

8.1Metering at the Interconnection Points. Buyer shall, at its own cost, install, maintain and operate metering equipment to measure the Renewable Natural Gas produced at the RNG Facility and the Renewable Natural Gas delivered to the Interconnection Points. Such metering equipment shall be of a type commonly used in the natural gas industry, as to accomplish the accurate measurement of the Renewable Natural Gas. Buyer shall also install, maintain, and operate at its cost a flow meter to measure the amount of condensate delivered to Seller. Such meters shall be equipped so as to accomplish the accurate measurement of the condensate. Seller shall have the right to read all such meters at any time. Such meters shall be capable of remote monitoring, and Seller shall have real time internet access to the meter data at all times. Buyer shall be responsible for the maintenance, testing, and the allocation of testing costs associated with all such metering equipment.
8.2Metering at the Point of Delivery. Seller shall, at its own cost, install, maintain, and operate a measuring station at the Point of Delivery. Said measuring station shall be so equipped with an orifice meter, a recording gauge, or other types of meter or meters of standard make and design commonly acceptable in the industry, as to accomplish the accurate measurement of Landfill Gas delivered by Seller to Buyer. The changing and integration of the charts and calibrating and adjusting of meters shall be done by Seller at its own cost. Seller hereby grants Buyer the right to read all such meters and gauges at any time during the Term for the purposes of this Agreement.

(a)Tests. Each Party shall maintain its meters in good working order and repair, and shall test its meters not less than annually. Either Party may request a test of any meter installed by the other Party, including any check meter installed by either Party. The Parties shall cooperate to obtain verification of the accuracy of the meters. Each Party shall be notified by the other Party not less than three (3) Business Days in advance of, and shall have the right to be present at, all tests of all meters and the check meters. All tests of meters and check meters requested by a Party shall be made at the requesting Party's expense, except that the meter owner shall bear the expense of tests completed if any inaccuracy found is two percent (2%) or more.

(b)Corrections. If, on the basis of an industry-standard test, the metering equipment is found to be inaccurate by two percent (2%) or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last day of the calibration, not exceeding, however, forty-five (45) days. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of Landfill Gas or Renewable Natural Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Landfill Gas or Renewable Natural Gas so delivered during such period shall be estimated and agreed upon by the parties hereto upon the basis of the best available data using the first of the following methods which is feasible: (i) by using the registration of any check measuring equipment; (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or (iii) by estimating the quantity of deliveries during preceding periods under similar conditions when the meter was registering accurately.

8.3Check Meter. Each Party may, at its option and expense, install check meters for checking the other Party's metering equipment; and the same shall be so installed as not to interfere with the operation of the respective primary metering equipment.

SECTION 9
TAXES
9.1Definition. For purposes of Sections 9.2 and 9.3 below, the term "taxes" shall include, but not be limited to, income, sales, use, franchise, property, production, wellhead, and valorem taxes.
9.2Taxes. Buyer and Seller shall assume and operate as if no taxes will be assessed with respect to the sale by Seller and purchase by Buyer of the Landfill Gas hereunder and shall take that position before any Governmental Authority with jurisdiction over such taxes; provided, however, that any sales or use tax arising out of such purchase and sale shall be paid on a 50/50 basis between Buyer and Seller. Seller shall notify Buyer of the applicable taxes payable, including documentation thereof, and Buyer shall pay Seller such amount within fifteen (15) days of such notice. Seller shall remit the payment to the applicable Governmental Authority.

9.3Tax Deductions, Credits, etc. Except as expressly provided herein, each Party shall be entitled to all income tax deductions, credits, depletion, and similar allowances and other benefits relating to equipment or property owned by it and to sales of gas, energy, and other products derived from Landfill Gas to which it is entitled to take under applicable tax laws, rules, and regulations.
9.4Availability and Preservation of Records. To the extent Buyer is entitled to any tax credits in respect of the Renewable Natural Gas, Seller shall make available to Buyer and retain for at least seven (7) years, a copy of all of its records and measurement data that are necessary to establish Buyer's eligibility for such tax credits, including records of the quantity of the Landfill Gas delivered to the Point of Delivery.

9.5Responsibility for Tax Consequences. Except as expressly provided herein, Seller and Buyer are each solely responsible for their own respective tax consequences in connection with its obligations under this Agreement and its revenues or benefits derived from the transactions contemplated hereby.

SECTION 10
TERMINATION AND DEFAULT
10.1Buyer Events of Default. Each of the following constitutes an "Event of Default" of Buyer:

(a)Buyer's failure to pay Seller any amounts that are due and owing under this Agreement within fifteen (15) days following the due date therefor, including, for the avoidance of doubt, amounts payable as provided in Section 4.4, other than to the extent of any unpaid amount that Buyer has disputed in writing together with documentation reasonably supporting such dispute and is actively pursuing the resolution of such dispute in accordance with this Agreement;

(b)[Reserved];

(c)Buyer fails to timely deliver any report required to be delivered to Seller hereunder and such failure is not fully cured within ten (10) Business Days;

(d)Following the Commercial Operation Date, Buyer fails to operate the RNG Facility to convert Landfill Gas to Renewable Natural Gas or to sell Renewable Natural Gas for an aggregate of thirty (30) days in any twelve (12) month period, other than: (i) to the extent such failure is excused by an event or events of Force Majeure, a Seller Event of Default, or Seller's failure to provide Landfill Gas consistent with the Landfill Gas Benchmark, or (ii) in connection with a scheduled outage or forced outage of the RNG Facility; provided that Buyer is diligently pursuing the repairs required to restore the operations of the RNG Facility.

(e)Buyer materially breaches any covenant or agreement that is contained in this Agreement and then in effect and not otherwise governed by any other provision of this Section 10.1, and such breach is not cured within thirty (30) days following written notice thereof from Seller to Buyer; provided, that if such breach cannot reasonably be cured within such period of time, then provided that Buyer commences cure within such period of time and diligently pursues such cure and such breach could not reasonably be likely to have a material adverse effect on Seller or the Landfill during such period, then the period for cure shall be extended for such period of time as may be reasonably necessary to cure same, not to exceed an additional sixty (60) days;

(f)Any representation or warranty of Buyer in this Agreement was inaccurate in any material respect when made and such inaccuracy could reasonably be expected to have a material adverse effect on Seller or the Landfill, and Buyer does not cure such inaccuracy and the effect thereof within thirty (30) days following receipt of written notice from Seller; or

(g)Buyer is (i) adjudicated to be bankrupt or insolvent, (ii) shall have filed a petition in bankruptcy, reorganization, or similar proceedings under the bankruptcy laws of the United States or any state, (iii) shall have had filed against it a petition in bankruptcy, reorganization, or similar proceedings under the bankruptcy laws of the United States or any state, which petition is not dismissed within sixty (60) days of such filing, (iv) shall have a receiver, permanent or temporary, appointed by a court of competent jurisdiction for it or on its behalf; shall request the appointment of a receiver; shall make a general assignment for the benefit of creditors;
(v) shall have its bank accounts, property or receivables attached and such attachment proceedings are not dismissed within a sixty (60) day period, or (v) shall dissolve or liquidate.

(h)At any time following the Effective Date until the obligations of the Guarantor thereunder have been satisfied, the Parent Guaranty ceases to be in full force and effect or the effectiveness or enforceability thereof is repudiated by the Guarantor.

10.2Seller Events of Default. Each of the following constitutes an "Event of Default" of Seller:

(a)Seller's failure to pay Buyer any sums that are due and owing under this Agreement within fifteen (15) days following the due date therefor, other than to the extent of any unpaid amount that Seller has disputed in writing together with documentation reasonably supporting such dispute and is actively pursuing the resolution of such dispute in accordance with this Agreement;

(b)Seller materially breaches any covenant or agreement that is contained in this Agreement and then in effect and not otherwise governed by any other provision of this Section 10.2, and such breach is not cured within thirty (30) days following written notice thereof from Buyer to Seller; provided, that if such breach cannot reasonably be cured within such period of time, then provided that Seller commences cure within such period of time and diligently pursues such cure and such breach is not reasonably likely to have a material adverse effect on Buyer or the RNG Facility during such period, then the period for cure shall be extended for such period of time as may be reasonably necessary to cure same, not to exceed an additional sixty (60) days;

(c)Seller (i) is adjudicated to be bankrupt or insolvent, (ii) shall have filed a petition in bankruptcy, reorganization, or similar proceedings under the bankruptcy laws of the United States or any state, (iii) shall have had filed against it a petition in bankruptcy, reorganization, or similar proceedings under the bankruptcy laws of the United States or any state, which petition is not dismissed within sixty (60) days of such filing, (iv) shall have a receiver, permanent or temporary, appointed by a court of competent jurisdiction for it or on its behalf; shall request the appointment of a receiver; shall make a general assignment for the benefit of creditors;
(v) shall have its bank accounts, property or receivables attached and such attachment proceedings are not dismissed within a sixty (60) day period, or (v) shall dissolve or liquidate, and in any case of the foregoing, Seller is unable to continue to operate the Landfill and deliver Landfill Gas to the Point of Delivery;

(d)Seller breaches any covenant or agreement then in effect under this Agreement and such breach has a material adverse effect, or is reasonably expected to have a material adverse effect, on deliveries of Landfill Gas to Buyer, or if Seller fails to operate, maintain, and repair the Collection System and such breach is reasonably be likely to materially adversely affect deliveries of Landfill Gas hereunder, and such breach is not cured within thirty
(30) days following written notice thereof from Buyer to Seller; or

(e)After the Effective Date, the occurrence and continuation of an "Event of Default" (as defined under the Site Lease) by Seller under the Site Lease that results in the termination of the Site Lease.

10.3Remedies.

(a)If an Event of Default by Buyer has occurred and is continuing (a) pursuant to Section 10.1(a), or (b) pursuant to Section 10.1(d) or Section 10.1(e) and such default could reasonably result in a material adverse effect on Seller or the Landfill, then in either such case, Seller may suspend deliveries of Landfill Gas to Buyer, if then applicable.

(b)The non-defaulting Party may terminate this Agreement by giving written notice of termination to the defaulting Party if an Event of Default has occurred and is continuing pursuant to Section 10.1(a), or Section 10.1(d) or if any other Event of Default that has occurred and is continuing has had or is reasonably likely to have a material adverse effect on Seller or the Landfill (in the case where the non-defaulting Party is Seller) or has had or is reasonably likely to have a material adverse effect on Buyer or the RNG Facility (in the case where the non-defaulting Party is Buyer).

(c)Without limitation of Section 10.3(a) or Section 10.3(b), if an Event of Default has occurred and the Event of Default has not had and is not reasonably likely to have a material adverse effect on Seller or the Landfill (in the case where the non-defaulting Party is Seller) or has not had and is not reasonably likely to have a material adverse effect on Buyer or the RNG Facility (in the case where the non-defaulting Party is Buyer), the non-defaulting Party's sole and exclusive remedies shall be the greater of (i) its actual damages and direct damages and (ii) One Hundred and Fifty No/Dollars ($150.00) for each day that the Event of Default continues; provided that for an Event of Default under Section 10.1(c), the exclusive remedy shall be the payment by Buyer to Seller of One Hundred Fifty and No/Dollars ($150.00) for each day such Event of Default is continuing up to one hundred twenty (120) days, and thereafter, such Event of Default shall be deemed to have a material adverse effect on Seller.

10.4Other Remedies. Subject to the limitations herein and except with respect to matters as to which a remedy is specified herein and stated to be exclusive, the Parties shall have the right to seek remedies available at law or in equity in connection with any breach or default of this Agreement by the other Party, including an Event of Default, which remedies shall be cumulative but not duplicative. For the avoidance of doubt, the sole and exclusive remedies available to: (a) Seller for Buyer's failure to achieve a Major Milestone Date other than the Commercial Operation Date are set forth in Section 4.4(e); and (b) a non-defaulting Party for an Event of Default that does not impose any material adverse effect on the non-defaulting Party are set forth in Section 10.3(c).

10.5Actions Upon Expiration or Termination. Following termination of this Agreement and restoration of the Site in accordance with this Agreement and the Site Lease, neither Party shall have any further obligation under this Agreement except as to liabilities or obligations accruing to a Party prior to or in connection with the termination or expiration of this Agreement and those obligations that expressly or by their nature survive the termination or expiration of this Agreement including as provided in Section 12. Following expiration or termination of this Agreement, upon request of Seller, Buyer shall execute and deliver to Seller any documentation necessary to evidence the termination and revocation of any rights of Buyer hereunder as of such expiration or termination and any other rights provided in connection with this Agreement or the transactions contemplated hereby.

SECTION 11
ASSIGNMENT
11.1Consent Required for Assignment and Change of Control. Except as provided in in Sections 11.2 and 11.3, Seller's consent, which shall not be unreasonably withheld, delayed or conditioned (other than in the case of a Change of Control, as to which consent shall be given or withheld in Seller's sole discretion), shall be required for any Change of Control of Buyer or any assignment by Buyer of this Agreement or any assignment or delegation of Buyer's rights and obligations under this Agreement. Without limitation, it shall be a reasonable exercise of Seller's discretion to disapprove an assignment if Seller reasonably determines that a proposed assignee
(a) lacks the financial ability to perform Buyer's obligations hereunder; (b) lacks the technical qualifications and experience required to perform Buyer's obligations hereunder; (c) is engaged in the waste disposal business or owns, is owned or controlled by or under common ownership or control with an entity that is engaged in the waste disposal business, or is otherwise a Competitor;
(d) has (or any of its affiliates has) engaged in any violation of Environmental Laws; or (e) could adversely affect Seller's relationships with the members of the community in which the Landfill is located.
11.2Exceptions to Consent Requirement for Assignment. Buyer may, with prior notice to, but without the need for consent of Seller:

(a)assign, transfer, pledge or otherwise dispose of its rights and interest under this Agreement to an Affiliate that will have taken assignment of the RNG Sale Agreement and has entered into a contract with PGS to operate the RNG Facility for the remainder of the Term; and

(b)assign, transfer or convey its rights and interest under this Agreement to PGS if the Site Lease is then in effect and PGS is the lessee thereunder.

11.3Collateral Assignment. In addition to Buyer's right to assign with notice, but without the need for consent, pursuant to Section 11.2, Seller may collaterally assign or pledge its rights and interest under this Agreement for purposes of financing as collateral to one or more Financing Parties with prior notice to, but without the need for consent of Seller. In the event of such an assignment being made or given, Seller shall, upon reasonable request made by Buyer, enter into an agreement or agreements with the Financing Party confirming the rights of the Financing Party provided in this Agreement. In no event shall a Financing Party, in exercising its rights and remedies provided against Buyer in any financing agreements, assign this Agreement to a third party either directly or indirectly through foreclosure or otherwise through operation of law, to a third party that is not a Qualified Assignee. For the purposes of this Section 11.3, a "Qualified Assignee" is a Person that (a) has been engaged by PGS as the RNG Facility Operator for the remaining term of this Agreement, (b) has the financial ability to perform Buyer's obligations hereunder, (c) has the technical qualifications and experience required to perform Buyer's obligations hereunder; (d) is not a Competitor, (e) is not in, and has not been, within the previous five (5) years, in default of any obligation to Seller, (f) has not been an adverse party in litigation involving Seller, (g) has not been (nor has any Affiliate been) in material violation of any Environmental Law, and (h) for whom the nominal value of this Agreement comprises less than ten percent (10%) or more of that Person's gross revenues. No such assignment by a Financing Party may be effected unless and until all then-existing defaults by Buyer hereunder that are susceptible to be cured have been cured.

11.4Assignment by Seller. Seller may assign this Agreement is its sole discretion to any Person that assumes ownership or control of the Landfill.

11.5Obligations of Assignee. The assigning Party shall require any permitted assignee of this Agreement, for the benefit of and addressed to the non-assigning Party, to agree in writing to be bound by all the terms and conditions of this Agreement and no assignment shall relieve the assigning Party of obligations under this Agreement that arose or relate to acts or omissions occurring prior to such assignment.

SECTION 12
INDEMNIFICATION
12.1General Indemnification.

(a)By Buyer. Buyer shall indemnify and defend Seller, and its affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co venturers, successors, permitted assigns, contractors, or servants (collectively, the "Seller Indemnified Parties"), and hold harmless for, from, and against, any and all Losses arising from claims by third parties arising out of or in connection with: (i) any personal injury (including to any employee, agent, contractor, or subcontractor of Buyer) or property damage (including to the Site) caused by the negligence or willful misconduct of Buyer in (A) exercising its rights or (B) performing its obligations (or failing to perform its obligations) under this Agreement, (ii) Buyer's use, occupancy, conduct, operation, construction, alteration, maintenance, repair, replacement, or management of the RNG Facility or the Site, and (iii) claims arising from any odors or other emissions emanating after the Point of Delivery. Buyer's indemnification obligation does not extend to Losses to the extent caused by any gross negligence or willful misconduct on the part of the Seller or its employees, officials, agents, or contractors.

(b)By Seller. Seller shall indemnify and defend Buyer, and its affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co venturers, successors, permitted assigns, contractors, or servants (collectively, the "Buyer Indemnified Parties"), and hold harmless for, from, and against, any and all Losses arising from claims by third parties arising out of or in connection with: (i) any personal injury (including to any employee, agent, contractor, or subcontractor of Seller) or property damage to the RNG Facility (including to the Site) caused by the negligence or willful misconduct of Seller in (A) exercising its rights or (B) performing (or failing to perform) its obligations under this Agreement,
(ii) Seller's use, occupancy, conduct, operation, construction, alteration, maintenance, repair, replacement, or management of the Landfill, and (iii) claims arising from any odors or other emissions emanating on or before the Point of Delivery. Seller's indemnification obligation does not extend to Losses to the extent caused by any gross negligence or willful misconduct on the part of the Buyer or its employees, officials, agents, or contractors.

12.2Environmental Indemnities.

(a)By Buyer. Without limitation of Section 12.1(a), Buyer shall defend, indemnify and hold harmless Seller and its affiliates and each of their respective officers, directors, employees, agents, contractors, and subcontractors from and against any and all Environmental Losses, arising out of or relating to (i) construction, operation or maintenance of the RNG Facility, (ii) the Release or threatened Release of Hazardous Materials at, in, on, under, or from the Site occurring in connection with the RNG Facility, or (iii) the failure of Buyer (or its contractors or agents) or the RNG Facility to comply with any Environmental Laws. Buyer's indemnification obligation does not extend to any Environmental Losses to the extent caused by the negligence or willful misconduct on the part of the Seller or its employees, officials, agents, or contractors.

(b)By Seller. Seller acknowledges that solely by virtue of its entry upon the Landfill and the taking of actions authorized by or consistent with this Agreement, neither Buyer its, agents, contractors, employees, directors, or officers shall have, or shall be deemed to have, in any way assumed any liability or obligation associated with materials of any type or description (including Hazardous Materials) deposited, stored, or received for disposal on or within the Landfill by Persons other than Buyer or its contractors, subcontractors, invitees, or agents, or otherwise in connection with Buyer's use of the Site and Easements. Without limitation of Section 12.1(b), Seller shall defend, indemnify and hold harmless Seller and its affiliates and each of their respective officers, directors, employees, agents, contractors, and subcontractors from and against any and all Environmental Losses arising out of or relating to (i) construction, operation or maintenance of the Landfill and the Collection System; (ii) the Release or threatened Release of Hazardous Materials at, in, on, under, or from the Landfill or the Collection System (other than the RNG Facility or the Site); and (iii) the failure of the Landfill or the Seller to comply with any Environmental Laws. Seller's indemnification obligation does not extend to any Environmental Losses to the extent caused by (x) the negligence or willful misconduct on the part of the Buyer or its employees, officials, agents, or contractors, or (ii) any actions affecting the Landfill or Collection System taken by Buyer pursuant to Section 5.8.

12.3Personal Liability. Notwithstanding any other provision of this Agreement, no stockholder, member, partner, manager, officer, director, employee, consultant, agent, representative, or affiliate of any Party shall have personal liability to any indemnified party for any breach of a representation, warranty covenant or agreement contained in this Agreement or any personal obligation to indemnify any other indemnified party for any claims pursuant to Sections 12.1 and 12.2.
12.4Survival of Indemnities. The indemnity obligations of the Parties under Section 12.1, Section 12.2, and Section 12.3 shall survive the expiration or earlier termination of this Agreement.

12.5Buyer Insurance. At all times during the Term, Buyer shall keep in effect the following insurance coverages:

(a)A commercial general liability insurance policy at least as broad as ISO commercial general liability insurance (for CQ 0001) as necessary to protect Seller from all claims and legal costs for bodily injury or personal injury and property damage arising from the Buyer Operations, in an amount of not less than Two Million and No/100 Dollars ($2,000,000) per occurrence. If Commercial General Liability Insurance or other form with general aggregate limit is used, either the general aggregate limit shall apply separately to the Buyer Operations and Buyer's Site, or the general aggregate limit shall be twice the required occurrence limit set forth above. The policy shall be endorsed to include contractual liability, and shall be endorsed to provide that Seller, its officers, officials, employees, contractors, agents, and volunteers are to be covered as additional insureds with respect to liability arising in connection with the RNG Facility and this Agreement.

(b)An automobile liability insurance policy at least as broad as ISO automobile liability (for CA 0001) covering owned, non-owned, or hired vehicles, in an amount of not less than One Million and No/100 Dollars ($1,000,000.00).

(c)A policy of workmen's compensation in a form and in an amount as required by Florida State law and employer's liability insurance with limits of not less than
$1,000,000 each accident.

(d)To the extent that Buyer (or any of its subcontractors) performs professional services, Buyer (or its subcontractor) shall be required to maintain professional liability insurance appropriate to that profession. Such policy shall be written on a "claims made" basis, with a limit of not less than $1,000,000 per claim and in the aggregate. Architects' and Engineers' coverage shall be endorsed to include contractual liability. The date of the policy, or the retroactive coverage under the policy, shall be prior to the start of any work under or in connection with this Agreement. This insurance shall be maintained during the Term of this Agreement and for at least ten consecutive years following its termination. Buyer shall annually submit written evidence of coverage to Seller. Additionally, Buyer shall provide Seller with certified copies of the claims reporting requirements contained within the policies. This insurance shall be endorsed to be applicable solely to claims based upon, arising out of, or related to, the work to be performed under this Agreement.

(e)Environmental Liability Insurance in the amount of One Million and No/100 Dollars ($1,000,000) per occurrence.

(f)The commercial general, environmental, and automobile liability policies shall name Seller, its officers, officials, employees, contractors, agents, and volunteers, as additional insureds. Original endorsements evidencing the required coverage for all policies shall be provided to Seller prior to commencement of any work by or on behalf of Buyer at the Site. Such policies shall include Buyer's subcontractors as insured under its policies or shall furnish separate certificates and endorsements for each subcontractor, naming Seller, its officers, officials, employees, contractors, agents, and volunteers as additional insureds. Such coverage for subcontractors shall be subject to all the requirements set forth in this Section 12.5. The insurance policies provided pursuant to this Section 12.5 shall remain in full force during the entire Term, and shall be endorsed to provide that the insurer shall give Seller written notice of cancellation or failure to renew such policies at least thirty (30) days in advance of such cancellation or failure to renew.

12.6Seller's Insurance. At all times during the Term, Seller shall keep in effect the following:

(a)A commercial general liability insurance policy at least as broad as ISO commercial general liability insurance (for CQ 0001) as necessary to protect Seller from all claims and legal costs for bodily injury or personal injury and property damage arising from Seller's operations, of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) per occurrence. If Commercial General Liability Insurance or other form with general aggregate limit is used, either the general aggregate limit shall apply separately to Seller's operations and Seller's Site, or the general aggregate limit shall be twice the required occurrence limit set forth above. The policy shall be endorsed to provide that Buyer, its officers, officials, employees, contractors, agents, and volunteers are to be covered as insured with respect to liability arising from Seller's operations, including materials, parts, or equipment furnished in connection with Seller's operations; and

(b)An automobile liability insurance policy at least as broad as ISO automobile liability (for CA 0001) covering owned, non-owned or hired vehicles, in an amount of not less than One Million and No/100 Dollars ($1,000,000.00); and

(c)A policy of workmen's compensation and employer's liability insurance in a form and in an amount as required by Florida State law.

SECTION 13
REPRESENTATIONS, WARRANTIES, AND COVENANTS

13.1Representations, Warranties, and Covenants of the Seller. Seller represents and warrants to Buyer as follows as of the date hereof and the Effective Date:

(a)Existence. The Seller is a Florida association of municipal subdivisions duly organized, and in good standing under the laws of the State of Florida and authorized to do business in the State of Florida. The Seller has the power and the lawful authority to enter into and perform its obligations under this Agreement.

(b)Authorization. The execution, delivery, and performance by the Seller of and under this Agreement have been duly authorized by all necessary action and do not and will not violate any provision of law or violate any provision of its charter or result in a material breach or default under any agreement, indenture, or instrument of which it is a Party or by which its properties may be bound or affected.

(c)Validity of Agreement. This Agreement when duly executed and delivered, will constitute a valid and legally binding obligation of Seller enforceable in accordance with its term, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights generally; or (ii) application of general principles of equity including availability of specific performances as a remedy.

(d)Litigation. There are no actions, suits, or proceedings pending or, to the best of the Seller's knowledge, threatened against the Seller or the Landfill before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to the Seller, would have a material effect on the transactions contemplated by this Agreement.

(e)Prior Agreement. There are no other agreements made by the Seller that are still in effect that address substantially the same subject matter of this Agreement or the Site Lease.

(f)Title. Seller has good and marketable title to the Landfill Gas, free and clear of all liens, claims, and encumbrances, and will deliver good and marketable title to the Landfill Gas to Buyer, free and clear of all liens, claims and encumbrances at the Point of Delivery.

13.2Representations. Warranties. and Covenants of the Buyer. Buyer represents and warrants to Seller as follows as of the date hereof and the Effective Date:

(a)Existence. The Buyer is a limited liability company, duly organized, and in good standing under the laws of the State of Delaware and is registered, qualified, licensed to do business in and is in good standing in the State of Florida. Buyer has the limited liability company power and the lawful authority to enter into and perform its obligations under this Agreement.

(b)Authorization. The execution, delivery, and performance by the Buyer of and under this Agreement have been duly authorized by all necessary action and do not and will not violate any provision of law or violate any provision of its charter or result in a material breach or default under any agreement, indenture, or instrument of which it is a Party or by which its properties may be bound or affected.

(c)Validity of Agreement. This Agreement when duly executed and delivered, will constitute a valid and legally binding obligation of Buyer enforceable in accordance with its term, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights generally; or (ii) application of general principles of equity including availability of specific performances as a remedy.

(d)Litigation. There are no actions, suits, or proceedings pending or, to the best of the Buyer's knowledge, threatened against the Buyer or of any of the Buyer's properties before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to the Buyer, would have a material effect on the transactions contemplated by this Agreement.

SECTION 14
FORCE MAJEURE
14.1Force Majeure.

(a)If either Party is rendered unable, wholly or in part, by the occurrence of an event of Force Majeure to carry out its obligations under this Agreement, that Party shall give to the other Party prompt written notice of the event (but in no event more than three days thereafter), which notice shall include a description of the nature of the event, its cause and possible consequences, its direct impact on the Party's ability to perform all or any part of its obligations under this Agreement, the expected duration of the event. The affected Party shall be excused from its obligations to the extent and for so long as affected by such Force Majeure; provided that (i) the affected Party continues to furnish timely regular reports with respect thereto during the period of Force Majeure; (ii) the non-performing Party exercises all commercially reasonable efforts to continue to perform its obligations hereunder and to remedy or mitigate its inability to perform its obligations; (iii) the non-performing Party provides the other Party with notice promptly following the cessation of the event of Force Majeure giving rise to the excuse from performance; (iv) no obligation of either Party that arose prior to the occurrence of the event of Force Majeure shall be excused as a result of such occurrence; and (v) a Force Majeure event shall not excuse any payment obligation hereunder.

(b)For the avoidance of doubt, none of (i) economic hardship of a Party; (ii) Seller's ability to sell Landfill Gas at a price greater than that for which such is herein contracted; (iii) Buyer's ability to purchase Landfill Gas at a price less than that for which such is herein contracted; (iv) Buyer's inability to sell Renewable Natural Gas, including not having a purchaser, or a consistent purchaser, for Renewable Natural Gas; or (v) the inability of a Party to obtain financing or make payments, shall constitute an event of Force Majeure.

14.2Termination for Force Majeure. If a Force Majeure event continues for an aggregate of more than three hundred sixty-five (365) days in any twenty-four (24) Month period, the Party that has not asserted the event of Force Majeure may terminate this Agreement upon giving written notice to the other Party, without liability without liability of either Party by reason of such termination.

SECTION 15
MISCELLANEOUS PROVISIONS

15.1Notices. All notices or other communication required or permitted hereunder shall be deemed when received and, unless otherwise provided herein, shall be in writing, shall be sent by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested, deposited in the United States mail, postage prepaid, addressed to the parties at the addresses set forth below, and shall be deemed received upon the sooner of (i) the date actually received; or (ii) the fifth business day following mailing by registered or certified mail.

TO BUYER:

TO SELLER:

New River RNG LLC c/o Fortistar
One North Lexington Avenue, Suite 1450 White Plains, New York 10601 Attention: Notice Officer

New River Solid Waste Association 24276 NE 157th Street
Raiford, FL 32083
Tel: (386) 431-1000
Fax: (386) 431-1099
Email: [***]
Attn: [***]

Notice of change of address shall be given in the manner detailed in this Section 15.1.

15.2Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties hereto.

15.3Further Assurances. The Parties agree to perform all such acts (including without limitation executing and delivering instruments and documents) as reasonably may be necessary to fully effectuate the intent and each and all of the purposes of this Agreement, including consent to any assignments, transfers, subleases, or easements permitted hereunder.

15.4Construction of Agreement.

(a)Governing Law. The Parties acknowledge that this Agreement is being executed in the Town of Raiford, Florida. This Agreement and any provisions contained herein shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law principles. Seller and Buyer each consent to the exclusive jurisdiction of, and to the laying of venue in the courts of the State of Florida in Union County, Florida, or, if such court refuses jurisdiction, the United States District Court for the Northern District of the State of Florida. The Parties each hereby irrevocably waives its right to request a trial by jury with respect to any matter or proceeding arising hereunder.

(b)Interpretation. The Parties agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and conditions are not to be construed more likely in favor of, nor more strictly against, either Party. To the extent the mutual covenants of the Parties under this Agreement create obligations that extend beyond the termination of this Agreement, the applicable provisions of this Agreement shall be deemed to survive such termination for the limited purpose of enforcing such covenants and obligations in accordance with the terms of this Agreement.

(c)Partial Invalidity. If any term or provision of this Agreement, or the application thereof to any person or circumstances, shall, to the extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)Survival. To the extent the covenants of the Parties create obligations that extend beyond the termination or expiration of this Agreement, the applicable provisions of this Agreement shall be deemed to survive such termination or expiration for the limited purpose of enforcing such covenants and obligations in accordance with the terms of this Agreement. Without limitation of the foregoing, to the extent then in effect as of the termination of this Agreement, the following Sections of this Agreement shall survive the expiration or earlier termination hereof: Sections 1, 4.4(d), 6.4, 6.5, 7.3, 9.4, 9.5, 10.3, 10.4, 10.5, 12, 15.

(e)All exhibits and schedules attached to this Agreement are incorporated herein by this reference

15.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

15.6Entire Agreement. The provisions of this Agreement and the attached exhibits constitute the entire understanding and agreement between the Parties regarding the subject matter hereof, supersede entirely all prior understandings, agreements or representations regarding the subject matter hereof, whether written or oral, and may not be altered or amended except by an instrument in writing signed by the Parties. The Parties each acknowledge and agree that no representation, warranty, or inducement has been made to it regarding the rights set forth in this

Agreement which is not expressly set forth in this Agreement and the attached exhibits. The Preliminary Statement above shall be construed to be a binding part of this Agreement as if fully set forth herein.

15.7No Partnership. Nothing contained in this Agreement shall be construed to create any association, trust, partnership, or joint venture or impose a trust or partnership, duty, obligation, or liability or agency relationship on, or with regard to either Party. Neither Party hereto shall have the right to bind or obligate the other in either way or manner unless otherwise provided for herein.

15.8Waiver. No failure or delay of any Party to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercises of any right or power.

15.9Confidential Information. Either Party may designate any data, information, reports, or documents provided to the other as Confidential Information. Except as required by Applicable Law, neither Party shall, without the, prior written consent of the other Party, disclose any Confidential Information obtained from the other Party to any third parties, consultants, or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who need the information to assist either Party with the rights and obligations contemplated herein. Upon the expiration of the Term or the earlier termination of this Agreement, each Party shall, promptly upon request, destroy or return or cause to be returned (i) all Confidential Information then held by such or any of its agents, representatives or employees; and (ii) all information and documents then held by Buyer or any of its agents, representatives or employees related to the quantity, quality, components, and elements of the Landfill Gas produced by the Landfill; provided that both Parties may retain one copy of any documents retained solely for the purpose of compliance with Applicable Law or document retention policies and, without limitations of its obligations under this Section 15.9, no Party shall have any obligation to destroy electronically archived information the retrieval of which requires the Party to engaged a third party or otherwise incur unreasonable expense.

15.10Condition of Site. As of the date hereof and the Effective Date, Buyer has had opportunity to conduct its own investigation of the Site and the Landfill and all Applicable Laws thereto, and has satisfied itself as to its condition. Buyer acknowledges that the Site is in its existing condition "AS-IS, WHERE-IS, AND WITH ALL FAULTS" with respect to all facts, circumstances, conditions and defects, and Seller shall have no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same, notwithstanding anything herein. Seller makes no representations or warranties regarding the Site. Buyer assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Site existing as of the date hereof, and with respect to the facts, circumstances, conditions or defects existing as of the date hereof, Buyer will rely strictly and solely upon Buyer's inspections and examinations if the Site and the Landfill.

15.11Electronic Signatures; Counterparts. Electronic (.pdf) signatures of the Parties shall be acceptable for all purposes of this Agreement. This Agreement may be executed in two or more originals, facsimile or .pdf counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.12Consolidation or Joinder. At the request of Seller or Buyer, any proceeding, including any arbitration or mediation between the Parties may include, by consolidation or joinder, additional Persons (including PGS) that are substantially involved in a dispute involving common questions of fact or law whose presence is required if complete relief is to be accorded in such proceeding. Consent by either Party to the joinder of additional Persons or consolidation of proceedings shall not constitute consent to such proceedings.

15.13Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties hereto and their permitted successors and assignees and is not intended to and shall not confer any rights or benefits on any third Party not a signatory hereto; except as provided herein with respect to any Financing Party, which Financing Party shall be deemed capable of enforcing the rights and interest granted to the Financing Party herein.

15.14Limitation of Liability. Except in connection with (x) claims by third parties (including any Governmental Authority) that are neither Buyer Indemnified Parties nor Seller Indemnified Parties, (y) damages explicitly provided for herein, including amounts payable by Seller pursuant to Section 4.4, and (z) damages resulting from the fraud or willful misconduct of either Party, which damages as to each of the foregoing shall not be credited to the limitation of liability in Section 15.13(b):

(a)neither Party shall be liable to the other Party for any special, indirect, loss of use, lost profits, or consequential damages arising under or out of this Agreement or the transactions contemplated in this Agreement; and

(b)Losses or any liabilities arising under or out of this Agreement or the transactions contemplated in this Agreement shall not: (i) for the period prior to the Commercial Operation Date, exceed an amount equal one hundred percent (100%) of the Estimated Royalties for a twelve (12) month period; and (ii) for any period following the Commercial Operation Date, exceed the aggregate amount of Royalty Payments made in the twelve (12) month period immediately prior to the damages, Loss, or liability, as relevant, was incurred by Buyer; provided that if the period since the Commercial Operation Date is less than twelve (12) months, the limitation of liability shall be calculated with reference to the Estimated Royalties for a twelve (12) month period.

15.15Time of the Essence. Time is of the essence in the achievement of the RNG Facility Commercial Operation Date.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Landfill Gas Purchase Agreement the day and year first above written.

SELLER:

NEW RIVER SOLID WASTE ASSOCIATION

By:   /s/ Karen Cossey

Title:     Chairman

10/5/2020

By:_/s/ Cathy Rhoden ____________________

Title: Secretary-Treasurer
10/5/2020

BUYER:

NEW RIVER RNG LLC

By:   /s/ David Unger

Title:     Senior Vice resident

Signature Page to Landfill Gas Purchase Agreement

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